Exhibit 99.1

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

VCA ANTECH, INC. AND SUBSIDIARIES

Report of Independent Public Accountants

To The Board of Directors of VCA Antech, Inc.:

         We have audited the consolidated financial statements of VCA Antech, Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express and opinion on these consolidated financial statements and financial statement schedules based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VCA Antech, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

Los Angeles, California

August 16, 2002, except for Note 16,
as to which the date is November 7, 2002.

VCA ANTECH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2001 and 2000
(In thousands, except par value)

	2001	2000

ASSETS

Current assets:

Cash and cash equivalents	$7,103	$10,519

Trade accounts receivable, less allowance for uncollectible accounts of $5,241 and $4,110 at December 31, 2001 and 2000, respectively	18,036	15,450

Inventory	4,501	5,773

Prepaid expense and other	2,378	3,424

Deferred income taxes	7,364	4,655

Prepaid income taxes	2,782	9,402

Total current assets	42,164	49,223

Property and equipment, net	89,244	86,972

Other assets:

Goodwill, net	317,262	310,185

Covenants not to compete, net	4,827	19,549

Notes receivable, net	2,672	2,178

Deferred financing costs, net	11,380	13,373

Other	972	1,590

Total assets	$468,521	$483,070

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:

Current portion of long-term obligations	$5,159	$5,756

Accounts payable	7,313	8,393

Accrued payroll and related liabilities	11,717	8,335

Accrued interest	2,254	1,622

Accrued recapitalization costs	1,322	3,459

Other accrued liabilities	15,029	11,606

Total current liabilities	42,794	39,171

Long-term obligations, less current portion	379,173	356,993

Deferred income taxes	1,684	8,484

Other liabilities	—	1,500

Minority interest	5,106	3,610

Series A Redeemable Preferred Stock, at redemption value	—	77,875

Series B Redeemable Preferred Stock, at redemption value	—	76,747

Stockholders’ equity (deficit):

Common stock, par value $0.001 and $0.01, 75,000 and 24,000 shares authorized, 36,736 and 17,524 shares outstanding as of December 31, 2001 and 2000, respectively	37	175

Additional paid-in capital	188,840	19,053

Accumulated deficit	(146,594)	(100,020)

Accumulated comprehensive loss—unrealized loss on investment	(1,855)	—

Notes receivable from stockholders	(664)	(518)

Total stockholders’ equity (deficit)	39,764	(81,310)

Total liabilities and stockholders’ equity	$468,521	$483,070

The accompanying notes are an integral part of these consolidated financial statements.

VCA ANTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2001, 2000 and 1999
(In thousands, except per share amounts)

	2001	2000	1999

Revenue	$401,362	$354,687	$320,560

Direct costs (includes non-cash compensation of $1,412 and $103 for the years ended December 31, 2001 and 2000, respectively; excludes operating depreciation of $8,345, $6,872 and $6,853 for the years ended December 31, 2001, 2000 and 1999, respectively)	283,226	254,890	232,493

	118,136	99,797	88,067

Selling, general and administrative (includes non-cash compensation of $6,199 and $452, for the years ended December 31, 2001 and 2000, respectively)	38,633	27,446	23,622

Depreciation and amortization	25,166	18,878	16,463

Agreement termination costs	17,552	—	—

Write-down and loss on sale of assets	9,079	—	—

Recapitalization costs	—	34,268	—

Year 2000 remediation expense	—	—	2,839

Reversal of restructuring charges	—	—	(1,873)

Operating income	27,706	19,205	47,016

Interest income	669	850	1,194

Interest expense	43,587	20,742	10,643

Other expense, net	168	1,800	—

Income (loss) before minority interest, provision for income taxes and extraordinary item	(15,380)	(2,487)	37,567

Minority interest in income of subsidiaries	1,439	1,066	850

Income (loss) before provision for income taxes and extraordinary item	(16,819)	(3,553)	36,717

Provision for income taxes	445	2,199	14,360

Income (loss) before extraordinary item	(17,264)	(5,752)	22,357

Extraordinary loss on early extinguishment of debt (net of income tax benefit of $7,059 and $1,845 for the years ended December 31, 2001 and 2000, respectively)	10,159	2,659	—

Net income (loss)	(27,423)	(8,411)	22,357

Increase in carrying amount of Redeemable Preferred Stock	19,151	5,391	—

Net income (loss) available to common stockholders	$(46,574)	$(13,802)	$22,357

Basic earnings (loss) per common share:

Income (loss) before extraordinary item	$(1.87)	$(0.05)	$0.07

Extraordinary loss on early extinguishment of debt	(0.52)	(0.01)	—

Earnings (loss) per common share	$(2.39)	$(0.06)	$0.07

Diluted earnings (loss) per common share:

Income (loss) before extraordinary item	$(1.87)	$(0.05)	$0.07

Extraordinary loss on early extinguishment of debt	(0.52)	(0.01)	—

Earnings (loss) per common share	$(2.39)	$(0.06)	$0.07

Shares used for computing basic earnings (loss) per share	19,509	234,055	315,945

Shares used for computing diluted earnings (loss) per share	19,509	234,055	329,775

The accompanying notes are an integral part of these consolidated financial statements.

VCA ANTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2001, 2000 and 1999
(In thousands)

						Notes
			Additional			Receivable	Retained	Accumulated
	Common Stock		Paid-In	Treasury Shares		From	Earnings	Comprehensive
	Shares	Amount	Capital	Shares	Amount	Stockholders	(Deficit)	Loss	Total

Balances, December 31, 1998	312,240	$3,122	$199,748	(3,405)	$(2,480)	$(617)	$3,380	$(468)	$202,685

Net income	—	—	—	—	—	—	22,357	—	22,357

Unrealized loss on investments	—	—	—	—	—	—	—	(218)	(218)

Recognized loss on investments	—	—	—	—	—	—	—	325	325

Exercise of stock options	750	8	527	—	—	—	—	—	535

Exercise of warrants	45	—	—	—	—	—	—	—	—

Interest on notes	—	—	—	—	—	(37)	—	—	(37)

Business acquisitions	8,820	88	8,740	—	—	—	—	—	8,828

Conversion of convertible debt	150	2	72	—	—	—	—	—	74

Restricted stock bonus	3,615	36	1,405	—	—	—	—	—	1,441

Purchase of treasury shares	—	—	—	(5,895)	(4,761)	—	—	—	(4,761)

Balances, December 31, 1999	325,620	3,256	210,492	(9,300)	(7,241)	(654)	25,737	(361)	231,229

Net loss	—	—	—	—	—	—	(8,411)	—	(8,411)

Unrealized loss on investments	—	—	—	—	—	—	—	(219)	(219)

Recognized loss on investments	—	—	—	—	—	—	—	580	580

Exercise of stock options	1,830	18	905	—	—	—	—	—	923

Restricted stock bonus	3,060	31	1,071	—	—	—	—	—	1,102

Interest on notes	—	—	—	—	—	(34)	—	—	(34)

Purchase of treasury shares	—	—	—	(7,715)	(3,323)	—	—	—	(3,323)

Retirement of treasury shares	(17,015)	—	—	17,015	10,564	—	—	—	10,564

Issuance of common stock	14,865	149	14,716	—	—	(518)	—	—	14,347

Issuance of warrants	—	—	1,149	—	—	—	—	—	1,149

Write-off of notes receivable from stockholders	—	—	—	—	—	688	—	—	688

Increase in carrying amount of Redeemable Preferred Stock	—	—	—	—	—	—	(5,391)	—	(5,391)

Repurchase and retirement of common stock	(310,836)	(3,279)	(209,835)	—	—	—	(111,955)	—	(325,069)

Non-cash compensation	—	—	555	—	—	—	—	—	555

Balances, December 31, 2000	17,524	175	19,053	—	—	(518)	(100,020)	—	(81,310)

Net loss	—	—	—	—	—	—	(27,423)	—	(27,423)

Cumulative effect of change to a new accounting principle	—	—	—	—	—	—	—	(525)	(525)

Unrealized loss on investments	—	—	—	—	—	—	—	(1,498)	(1,498)

Recognized loss on investments	—	—	—	—	—	—	—	168	168

Non-cash compensation	—	—	7,611	—	—	—	—	—	7,611

Interest on notes	—	—	—	—	—	(46)	—	—	(46)

Exercise of stock options	692	7	543	—	—	(100)	—	—	450

Increase in carrying amount of Redeemable Preferred Stock	—	—	—	—	—	—	(19,151)	—	(19,151)

Change in par value of common stock	—	(163)	163	—	—	—	—	—	—

Issuance of common stock	17,370	17	161,471	—	—	—	—	—	161,488

Exercise of stock warrants	1,150	1	(1)	—	—	—	—	—	—

Balances, December 31, 2001	36,736	$37	$188,840	—	$—	$(664)	$(146,594)	$(1,855)	$39,764

The accompanying notes are an integral part of these consolidated financial statements.

VCA ANTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For the Years Ended December 31, 2001, 2000 and 1999
(In thousands)

	2001	2000	1999

Net income (loss)	$(27,423)	$(8,411)	$22,357

Other comprehensive income:

Cumulative effect of change to new accounting principle	(525)	—	—

Unrealized loss on investments and hedging instruments	(1,498)	(219)	(218)

Recognized loss on investments and hedging instruments	168	580	325

Other comprehensive income (loss)	(1,855)	361	107

Net comprehensive income (loss)	$(29,278)	$(8,050)	$22,464

Accumulated comprehensive loss at beginning of year	$—	$(361)	$(468)

Other comprehensive income (loss)	(1,855)	361	107

Accumulated comprehensive loss at end of year	$(1,855)	$—	$(361)

The accompanying notes are an integral part of these consolidated financial statements.

VCA ANTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2001, 2000 and 1999
(In thousands)

	2001	2000	1999

Cash flows from operating activities:

Net income (loss)	$(27,423)	$(8,411)	$22,357

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	25,166	18,878	16,463

Amortization of deferred financing costs and debt discount	2,153	836	241

Provision for uncollectible accounts	3,973	3,105	2,515

Extraordinary loss on early extinguishment of debt	17,218	4,504	—

Recapitalization costs	—	34,268	—

Non-cash compensation	7,611	555	—

Interest paid in kind on senior subordinated notes	14,528	4,306	—

Gain on sale of investment in VPI	—	(3,200)	—

Loss recognized on investment in Zoasis	—	5,000	—

Agreement termination costs	9,552	—	—

Write down of assets	8,531	—	—

Loss on sale of assets	548	—	—

Minority interest in income of subsidiaries	1,439	1,066	850

Distributions to minority interest partners	(1,635)	(1,400)	(926)

Increase in accounts receivable	(6,386)	(3,362)	(5,535)

Decrease (increase) in inventory, prepaid expenses and other assets	2,348	2,006	(761)

Increase (decrease) in accounts payable and accrued liabilities	1,959	5,932	(1,383)

Decrease (increase) in prepaid income taxes	7,031	(5,416)	1,054

Increase in deferred income tax asset	(2,709)	(442)	(102)

Increase (decrease) in deferred income tax liability	(6,800)	1,829	3,694

Net cash provided by operating activities	57,104	60,054	38,467

Cash flows from investing activities:

Business acquisitions, net of cash acquired	(24,306)	(18,183)	(16,079)

Real estate acquired in connection with business acquisitions	(675)	(1,800)	(4,241)

Property and equipment additions, net	(13,481)	(22,555)	(21,803)

Investments in marketable securities	—	(129,992)	(58,258)

Proceeds from sales or maturities of marketable securities	—	135,666	86,410

Proceeds from sale of assets	1,705	—	—

Payment for covenants not to compete	—	(15,630)	—

Net proceeds from sale of investment in VPI	—	8,200	—

Investment in Zoasis	—	(5,000)	—

Other	555	1,615	295

Net cash used in investing activities	(36,202)	(47,679)	(13,676)

Cash flows from financing activities:

Repayment of long-term obligations including prepayment penalty	(175,530)	(172,854)	(18,922)

Proceeds from the issuance of long-term debt	170,000	356,670	—

Payment of deferred financing costs and recapitalization	(6,503)	(44,114)	—

Proceeds from issuance of common stock under stock option plans	—	923	535

Proceeds from issuance (repayment) of redeemable preferred stock	(173,773)	149,231	—

Proceeds from issuance of common stock	161,488	14,350	—

Proceeds from issuance of stock warrants	—	1,149	—

Repurchase of common stock	—	(314,508)	—

Purchase of treasury stock	—	(3,323)	(4,761)

Net cash used in financing activities	(24,318)	(12,476)	(23,148)

Increase (decrease) in cash and cash equivalents	(3,416)	(101)	1,643

Cash and cash equivalents at beginning of year	10,519	10,620	8,977

Cash and cash equivalents at end of year	$7,103	$10,519	$10,620

The accompanying notes are an integral part of these consolidated financial statements.

VCA ANTECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

For the Years Ended December 31, 2001, 2000 and 1999
(In thousands)

	2001	2000	1999

Supplemental disclosures of cash flow information:

Interest paid	$26,274	$15,237	$10,517

Income taxes paid	2,782	4,337	9,603

Supplemental schedule of non-cash investing and financing activities:

In connection with acquisitions, assets acquired and liabilities assumed were as follows:

Fair value of assets acquired	$24,424	$27,816	$48,968

Less compensation given:

Cash paid and acquisition costs	(20,899)	(16,430)	(15,256)

Cash paid in settlement of assumed liabilities and notes payable	(749)	(1,262)	(517)

Common stock issued	—	—	(8,828)

Notes payable and assumed liabilities	$2,776	$10,124	$24,367

The accompanying notes are an integral part of these consolidated financial statements.

VCA ANTECH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001, 2000 and 1999

1. The Company

         Based in Los Angeles, California, VCA Antech, Inc. (“VCA”), a Delaware corporation, is an animal health care service company with positions in two core businesses, veterinary diagnostic laboratories (“Laboratory”) and animal hospitals (“Animal Hospital”). In 2000, the Company established a new legal structure comprised of a holding company and an operating company. VCA is the holding company. Vicar Operating, Inc. (“Vicar”) is wholly-owned by VCA and owns the capital stock of all of the Company’s subsidiaries. Collectively, VCA and Vicar are referred to as the Company. Prior to September 24, 2001, VCA was known as Veterinary Centers of America, Inc.

         The Company operates a full-service, veterinary diagnostic laboratory network serving all 50 states. The laboratory network provides sophisticated testing and consulting services used by veterinarians in the detection, diagnosis, evaluation, monitoring, treatment and prevention of diseases and other conditions affecting animals.

         As of December 31, 2001, the Company operated 16 full-service laboratories. The laboratory network includes primary hubs that are open 24 hours per day and offer a full testing menu, secondary laboratories that service large metropolitan areas, that are open 24 hours per day and offer a wide testing menu and ten STAT laboratories that service other locations with demand sufficient to warrant nearby laboratory facilities and are open primarily during daytime hours.

         Animal Hospitals offer a full range of general medical and surgical services for companion animals. Animal Hospitals treat diseases and injuries, provide pharmaceutical products and perform a variety of pet wellness programs, including routine vaccinations, health examinations, spaying, neutering and dental care.

         At December 31, 2001, the Company owned or operated 214 animal hospitals throughout 33 states, as follows:

California	44	Connecticut	3

New York (a)	21	New Mexico	3

Florida	17	Arizona	2

Illinois	16	Minnesota (a)	2

Michigan	12	Nebraska (a)	2

Pennsylvania	11	North Carolina (a)	2

Texas (a)	9	Utah	2

New Jersey (a)	9	Alabama (a)	1

Maryland	8	Georgia	1

Indiana	7	Hawaii	1

Massachusetts	7	Louisiana (a)	1

Virginia	6	Missouri	1

Nevada	5	South Carolina	1

Ohio (a)	5	Washington (a)	1

Alaska	4	West Virginia (a)	1

Colorado	4	Wisconsin	1

Delaware	4

(a)	states where the Company manages animal hospitals under long-term management agreements.

         The Company was formed in 1986 and during the 1990s, established a position in the veterinary diagnostic laboratory and animal hospital markets through both internal growth and acquisitions. By 1997, the Company had built a laboratory network of 12 laboratories servicing animal hospitals in all 50 states and operated a total of 160 animal hospitals.

         On September 20, 2000, the Company completed a recapitalization transaction (the “Recapitalization”) with certain investors who are affiliated with Leonard Green & Partners. The Company purchased 99% of its outstanding shares of common stock for $1.00 per share for a total consideration of $314.5 million, and such shares were subsequently retired. The Company then issued 14,350,005 new common shares to certain investors in exchange for an 80% controlling interest in the Company. An additional 517,995 shares of common stock were issued to certain members of management. In connection with the Recapitalization, the Company also authorized and issued redeemable preferred stock for which it received approximately $149.2 million and entered into various debt agreements through which it received approximately $356.7 million in cash.

         The Recapitalization did not result in a change in the historical cost basis of the Company’s assets and liabilities because certain management shareholders retained their ownership of the Company common stock, which amounted to approximately 20% of the Company’s outstanding common stock following the Recapitalization. The Company incurred $34.3 million of Recapitalization costs for the year ended December 31, 2000, which consisted of $24.1 million associated with the buy-out of stock options held by employees, $1.2 million paid to employees for services rendered in connection with the Recapitalization, $7.6 million in professional fees and $1.4 million of other expenses. Additionally, the Company paid $15.6 million out of the Recapitalization proceeds for covenants not to compete to the following executive officers: Robert Antin, Chief Executive Officer; Arthur Antin, Chief Operating Officer; Tomas Fuller, Chief Financial Officer; and Neil Tauber, Senior Vice President of Development. The payments made for the covenants not to compete were being amortized over a three-year period commencing on September 20, 2000. Following the closing of the Company’s initial public offering of its common stock in November 2001 (described below), the Company terminated the non-competition agreements with certain members of management and recorded a non-cash charge of $9.6 million.

         On November 27, 2001, the Company completed an initial public offering of its common stock (the “IPO”). As a result of this offering and the underwriters’ exercise of its over-allotment, the Company issued 17,370,000 shares of common stock and received net proceeds of $161.5 million. Concurrent with the IPO, the Company issued $170.0 million of 9.875% senior subordinated notes due 2009. The Company applied the net proceeds from the IPO and the sale of the notes, plus cash on hand, as follows:

•	redeemed all of the outstanding series A and series B redeemable preferred stock;

•	repaid $100.0 million under the senior subordinated credit facilities;

•	repaid $59.1 million in principal of the Company’s 15.5% senior notes due 2010, at a redemption price of 110%, plus accrued and unpaid interest; and

•	repaid $5.0 million in principal of the Company’s 13.5% senior subordinated notes due 2010, at a redemption price of 110%, plus accrued and unpaid interest.

         Affiliates of Leonard Green & Partners and Robert Antin, CEO, President and Chairman of the Board of the Company, purchased 2,000,000 and 40,000 additional shares of common stock, respectively, in the IPO.

2. Summary of Significant Accounting Policies

         a.     Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and all those majority-owned subsidiaries where the Company has control. Significant intercompany transactions and balances have been eliminated.

         The Company provides management services to certain veterinary medical groups in states with laws that prohibit business corporations from providing veterinary services through the direct employment of veterinarians. As of December 31, 2001, the Company operated in eleven of these states. In these states, instead of owning an animal hospital, the Company provides management services to veterinary medical groups. The Company provides management services pursuant to long-term management agreements (the “Management Agreements”) with the veterinary medical groups, ranging from 10 to 40 years with non-binding renewal options, where allowable. Pursuant to the Management Agreements, the veterinary medical groups are each solely responsible for all aspects of the practice of veterinary medicine, as defined by their respective state. The Company is responsible for providing the following services:

•	availability of all facilities and equipment

•	day-to-day financial and administrative supervision and management

•	maintenance of patient records

•	recruitment of veterinary and hospital staff

•	marketing

•	malpractice and general insurance

         The Company does not consolidate the operations of the veterinary medical groups since it has no control over the practice of veterinary medicine at these hospitals. As compensation for the Company’s services, it receives management fees which are included in revenue and were $37.8 million, $31.1 million and $30.2 million for the years ended December 31, 2001, 2000 and 1999, respectively.

         b.     Cash and Cash Equivalents

         For purposes of the balance sheets and statements of cash flows, the Company considers only highly liquid investments to be cash equivalents.

         Cash and cash equivalents at December 31 consisted of (in thousands):

	2001	2000

Cash	$7,103	$3,443

Money market funds	—	7,076

	$7,103	$10,519

         c.     Marketable Securities

         During the year ending December 31, 2000, the Company realized a loss on the sale of an investment of $1.3 million and had previously recorded unrealized losses of $727,000 on this investment in years prior to 2000.

         d.     Property and Equipment

         Property and equipment is recorded at cost. Equipment held under capital leases is recorded at the lower of the present value of the minimum lease payments or the fair value of the equipment at the beginning of the lease term.

         Depreciation and amortization are provided for on the straight-line method over the following estimated useful lives:

Buildings and improvements	5 to 40 years

Leasehold improvements	Lesser of lease term or 15 years

Furniture and equipment	5 to 7 years

Property held under capital leases	5 to 30 years

         Property and equipment at December 31, consisted of (in thousands):

	2001	2000

Land	$20,008	$19,788

Building and improvements	33,668	33,920

Leasehold improvements	19,000	17,565

Furniture and equipment	49,565	43,771

Equipment held under capital leases	1,533	1,533

Construction in progress	5,292	1,293

Total fixed assets	129,066	117,870

Less—Accumulated depreciation and amortization	(39,822)	(30,898)

	$89,244	$86,972

         Accumulated depreciation on equipment held under capital leases amounted to $1.5 million and $1.3 million at December 31, 2001 and 2000, respectively.

         During 2001, the Company performed an analysis of the fair market value of certain properties and determined that five properties’ value had been impaired and recorded an impairment charge of approximately $1.4 million. In addition, the Company sold four properties during 2001 with a carrying value of approximately $1.2 million.

         During 2001, the Company sold two animal hospitals with a fixed asset carrying value of approximately $52,000. In addition, the Company closed one animal hospital and relocated thirteen animal hospitals operated by the Company during 2001. As a result, the Company disposed of certain fixed assets with a carrying value of approximately $230,000.

         e.     Goodwill

         Goodwill relating to acquisitions represents the purchase price paid and liabilities assumed in excess of the fair market value of net assets acquired.

         The Company continually evaluates whether events, circumstances or net losses on the entity level have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related facility’s undiscounted, tax adjusted net income over the remaining life of the goodwill to measure whether the goodwill is recoverable. If it is determined that goodwill on a given entity is partially or totally unrecoverable, losses will be recognized to the extent that projected aggregate tax adjusted net income over the life of the goodwill does not cover the goodwill balance at the date of impairment. Accumulated amortization of goodwill was $43.3 million and $35.0 million at December 31, 2001 and 2000, respectively.

         As a result of evaluation in 2001, the Company recorded a write-down of goodwill from one hospital of approximately $800,000 and recorded an additional write-down of goodwill of approximately $6.3 million in 2001 from the closure of six animal hospitals.

         In accordance with SFAS No. 142 “Goodwill and Other Intangibles”, goodwill relating to acquisitions effective June 30, 2001 is not amortized and will be evaluated in the future on a periodic basis for impairment. Goodwill acquired prior to June 30, 2001 was amortized through December 31, 2001 on a straight-line basis over the expected period to be benefited, not to exceed 40 years; however, this goodwill will no longer be amortized beginning January 1, 2002, in accordance with SFAS No. 142. See Note 2, section n., Recent Accounting Pronouncements, for additional information.

         f.     Covenants Not to Compete

         Covenants not to compete are amortized on a straight-line basis over the term of the agreements, usually three to ten years. Accumulated amortization of covenants not to compete was $6.5 million and $6.6 million at December 31, 2001 and 2000, respectively.

         g.     Notes Receivable

         Notes receivable are not market traded financial instruments. The amounts recorded approximate fair value and are shown net of valuation allowances of $63,000 as of December 31, 2001 and 2000. The notes bear interest at rates varying from 7% to 10% per annum.

         h.     Deferred Revenue

         As part of a partnership with Heinz Pet Products (“HPP”), the Company agreed to provide certain consulting and management services for a three-year period that commenced on February 1, 1997 and ended on February 1, 2000. The agreement was for an aggregate fee of $15.3 million payable in semi-annual installments over a five-year period.

         In October of 2000, after the expiration of the above-mentioned consulting and management services agreement, HPP bought out the Company’s interest in the partnership and entered into a two-year consulting agreement with the Company. The agreement called for an aggregate fee of $5.0 million, $4.0 million of which will be recognized as revenue ratably over the life of the agreement and $1.0 million will be used for certain marketing obligations under the agreement.

         Fees earned under these agreements are included in revenue and amounted to $2.0 million, $925,000 and $5.1 million for the years ended December 31, 2001, 2000 and 1999, respectively. The Company had liabilities related to the two-year consulting agreement of $1.5 million and $3.5 million at December 31, 2001 and 2000, respectively.

         i.     Deferred Financing Costs

         In connection with the issuance of long-term debt in 2001 and 2000, the Company incurred $4.4 million and $14.0 million of deferred financing costs, respectively. These deferred financing costs are shown net of accumulated amortization of $1.6 million and $586,000 in the consolidated balance sheets at December 31, 2001 and 2000, respectively. The deferred financing costs are amortized using the effective interest method over the life of the related debt.

         j.     Investment in VPI and Zoasis

         During portions of 2000 and 1999, the Company had investments in Veterinary Pet Insurance, Inc. (“VPI”) and Zoasis.com, Inc. (“Zoasis”), both of which were accounted for on the cost basis. See Footnote 4, Joint Ventures and Investments, for a description of these investments.

         k.     Fair Value of Financial Instruments and Concentration of Credit Risk

         The carrying amount reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the immediate or short-term maturity of these financial instruments. Concentration of credit risk with respect to accounts receivable are limited due to the diversity of the Company’s customer base.

         l.     Use of Estimates in Preparation of Financial Statements

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

         m.     Cash Flow Hedge

         In June 1998, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 133 “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, which as amended is for fiscal years which began after June 15, 2000, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities, (collectively referred to as “derivatives”). It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

         Under the provisions of the Credit and Guaranty Agreement, dated September 20, 2000, the Company was required to enter into an arrangement to hedge interest rate exposure for a minimum notional amount of $62.0 million and a minimum term of two years. On November 13, 2000, the Company entered into a no fee interest rate collar agreement with Wells Fargo Bank effective November 15, 2000 and expiring November 15, 2002, (the “Collar Agreement”). The Collar Agreement is based on the London interbank offer rate (“LIBOR”), which resets monthly, and has a cap and floor notional amount of $62.5 million, with a cap and floor interest rate of 7.5% and 5.9%, respectively. During 2001, the Company has made payments under this agreement amounting to $1.2 million resulting from LIBOR rates being below the floor interest rate of 5.9%. These payments have been reported as part of interest expense for 2001. The Company made no such payments during 2000.

         The Collar Agreement is accounted for as a cash flow hedge that requires the Company report the market value of the Collar Agreement in the consolidated balance sheet.

         The Company adopted SFAS No. 133 effective January 1, 2001. At December 31, 2001, the Company reported a liability from interest rate hedging activities of $2.0 million, $1.8 million of which has been recognized in comprehensive income and $168,000 of which has been recognized in other expense, net. The valuation is determined by Wells Fargo Bank. As the result of adopting SFAS No. 133 in 2001, the Company recorded a cumulative adjustment to other comprehensive income of approximately $525,000 in 2001.

         With the exception of the Collar Agreement, management does not intend to enter into derivative contracts in the future.

         n.     Recent Accounting Pronouncements

•	Goodwill and Other Intangible Assets

In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. SFAS No. 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. SFAS No. 142 requires that these assets be reviewed for impairment at least annually, or whenever there is an indication of impairment. Intangible assets with finite lives will continue to be amortized over their estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

SFAS No. 142 requires companies to allocate their goodwill to identifiable reporting units, which are then tested for impairment using a two-step process detailed in the statement. The first step requires comparing the fair value of each reporting unit with its carrying amount, including goodwill. If that fair value exceeds the carrying amount, the second step of the process is not necessary and there are no impairment issues. If that fair value does not exceed that carrying amount, companies must perform the second step that requires a hypothetical allocation of the fair value of the reporting unit to the reporting unit’s assets and liabilities as if the unit were just purchased by the company at the fair value price. In this hypothetical sale, the excess of the fair value of the reporting unit over its re-evaluated, marked-to-market net assets would be the new basis for the reporting unit’s goodwill and a write down to this new value would be recognized as an expense.

         The Company will adopt SFAS No. 142 on January 1, 2002. In doing so, it determined that it had two reporting units, Laboratory and Animal Hospitals. On April 15, 2002, an independent valuation group concluded that the fair value of the Company’s reporting units exceeded it’s carrying value and accordingly, as of that date, there were no goodwill impairment issues. The Company plans to perform a valuation of its reporting units annually, or upon significant changes in the Company’s business environment.

         As of December 31, 2001, the Company’s goodwill balance was $317.3 million. For the years ended December 31, 2001, 2000 and 1999, the Company reported goodwill amortization of $9.2 million, $8.3 million and $7.5 million, respectively.

•	Goodwill Impairment Test

         In August 2002, the FASB’s Emerging Issues Task Force (“EITF”) issued EITF Issue No. 02-13, Deferred Income Tax Considerations in Applying the Goodwill Impairment Test in FASB No. 142, Goodwill and Other Intangible Assets. EITF Issue No. 02-13 was issued to provide guidance on how to account for deferred tax balances in determining a reporting unit’s fair value, a reporting unit’s carrying amount and the implied fair value of goodwill. The consensus in this issue will be applied prospectively in performing either the first or second step of the impairment test required by SFAS No. 142 for tests performed after September 12, 2002. The Company has not determined yet what impact EITF Issue No. 02-17 will have on its consolidated financial statements.

•	Asset Retirement Obligations

         In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company will adopt SFAS No. 143 in the first quarter of fiscal year 2003. The Company is evaluating the impact the adoption of SFAS No. 143 will have on its consolidated financial statements.

•	Impairment of Long-Lived Assets

         In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which establishes one accounting model to be used for long-lived assets to be disposed of by sale and broadens the presentation for discontinued operations to include more disposal transactions. SFAS No. 144 supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed of by Sale, and the accounting and reporting provisions relating to the impairment or disposal of long-lived assets of Accounting Principles Board Opinion No. 30 (“APB No. 30”), Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The Company will adopt SFAS No. 144 on January 1, 2002, with no material impact to its financial statements.

•	Gains and Losses from Extinguishment of Debt and Capital Leases

         In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, to be applied in fiscal years beginning after May 15, 2002, with early adoption encouraged.

         Under SFAS No. 145, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria of APB No. 30. Under APB No. 30, events are considered extraordinary only if they possess a high degree of abnormality and are not likely to recur in the foreseeable future. Any gains or losses on extinguishment of debt that do not meet the criteria of APB No. 30 shall be classified as a component of income from recurring operations. In addition, any gains or losses on extinguishment of debt that were classified as an extraordinary item in prior periods presented that do not meet the criteria of APB No. 30 shall be reclassified as a component of income from recurring operations.

         The Company will adopt SFAS No. 145 at the beginning of fiscal year 2003. The Company recognized extraordinary losses related to the early extinguishment of debt, before taxes in the amount of approximately $17.2 million and $4.5 million during years 2001 and 2000, respectively. The Company does not believe these losses on extinguishment of debt meet the criteria of APB No. 30 as the Company has historically participated in periodic debt refinancing. As a result of adopting SFAS No. 145, the Company will reclassify the losses on extinguishment of debt from extraordinary losses to a component of income from recurring operations. This reclassification will not impact net income.

         SFAS No. 145 also amends SFAS No. 13, Accounting for Leases. Under SFAS No. 145, if a capital lease is modified such that it becomes an operating lease, a gain or loss must be recognized similar to the accounting used for sale-leaseback transactions as provided in SFAS No. 28 and No. 98. At December 31, 2001, the Company had capital lease obligations of $79,000. Although the Company may enter into more capital leases, management does not expect SFAS No. 145 to have a material impact on its consolidated financial statements.

•	Costs Associated with Exit or Disposal of Activities

         In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that liabilities associated with exit or disposal activities be recognized when a company is committed to future payment of those liabilities under a binding, legal obligation. SFAS No. 146 nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring), which required that exit and disposal costs be recognized as liabilities when a company formalized its plan for exiting or disposing of an activity even if no legal obligation had been established.

         SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, however early adoption is encouraged. Costs associated with exit or disposal activities will be recognized in income from continuing operations before income taxes, unless these are costs associated with discontinued operations, which would require disclosure as part of discontinued operations, net of taxes. The Company has no plans to exit or dispose of any of its business activities under the definition of SFAS No. 146, nor does the Company anticipate that SFAS No. 146 will change any of its business practices.

         o.     Reclassifications

         Certain prior year balances have been reclassified to conform with the 2001 financial statement presentation.

         p.     Revenue Recognition

         Revenue is recognized only after the following criteria are met: (i) there exists adequate evidence of the transactions; (ii) delivery of goods has occurred or services have been rendered; (iii) the price is not contingent on future activity; and (iv) collectibility is reasonably assured.

         q.     Marketing and Advertising

         Marketing and advertising production costs are expensed as incurred or the first time the advertisement is run. Media (primarily print) placement costs are expensed in the month the advertising appears. Total marketing and advertising expense is included in direct costs and amounted to $5.0 million, $5.6 million, $4.3 million for the years ended December 31, 2001, 2000 and 1999, respectively.

         r.     Workers’ Compensation Liability

         On October 8, 2001, the Company entered into a one-year workers’ compensation insurance policy with a $250,000 per-occurrence deductible and a stop-loss aggregate deductible of $4.7 million. Management has determined that $3.0 million is a reasonable estimate of expected claims losses under this policy and is accruing for these losses ratably over the twelve month period ending September 30, 2002. In determining this estimate, in conjunction with the insurance carrier, management reviewed the Company’s five-year history of claims losses, ratio of losses to premiums paid, payroll growth and the current risk control environment. The Company is pre-funding estimated claims losses to the insurance carrier of approximately $2.9 million. If the Company were accruing the maximum possible claims losses for the three months the policy was effective in 2001, it would have recorded an additional $430,000 of expense for the year ended December 31, 2001. The policies in place for 2000 and 1999 did not have large deductibles and the Company has accrued for the maximum possible expense under these policies.

3.     Related Party Transactions

         Management believes, based on reasonable judgment, but without further investigation, that the terms of each of the following transactions or arrangements between the Company and its affiliates, officers, directors or stockholders which were parties to the transactions were, on an overall basis, at least as favorable to the Company as could then have been obtained from unrelated parties.

         a.     Acquisitions

         As part of an often-used acquisition strategy, the Company hires the selling doctor upon purchase of their practice. The Company may lease facilities from the selling doctor; the related lease agreements are negotiated at prevailing market rates as part of the acquisition before the doctor is hired. These lease arrangements are not contingent upon the current or future employment of the doctors.

         b.     Recapitalization

         On September 20, 2000, the Company completed the Recapitalization with an entity controlled by Leonard Green & Partners. In the Recapitalization, each outstanding share of our common stock, other than shares retained by management and employees, was canceled and converted into the right to receive $1.00. The Recapitalization was financed by:

•	the contribution of $155.0 million by a group of investors led by Leonard Green & Partners;

•	the issuance of an aggregate of $20.0 million of senior subordinated notes;

•	the borrowing of $250.0 million under our $300.0 million senior credit facility; and

•	the issuance of an aggregate of $100.0 million of senior notes.

         Upon the completion of the Recapitalization, Robert Antin, Arthur Antin, Neil Tauber, Tom Fuller, other stockholders and a group of investors led by Leonard Green & Partners acquired 17,524,335 shares of common stock at a purchase price of $1.00 per share. Goldman Sachs Credit Partners L.P. is a lender under the Company’s senior credit facility. GS Mezzanine Partners II, L.P. and GS Mezzanine II Offshore, L.P., affiliates of Goldman, Sachs & Co., purchased portions of the Company’s securities for an aggregate purchase price of $85.0 million. Melina Higgins, one of the Company’s directors, is the Chief Financial Officer of GS Mezzanine Partners II, L.P. and GS Mezzanine Partners II Offshore, L.P. The following partners of Leonard Green & Partners also serve on the Company’s board of directors: John Baumer, John Danhakl and Peter Nolan.

         c.     Stockholders Agreement

         On September 20, 2000, the Company entered into a stockholders agreement with each of its stockholders. Under the stockholders agreement, each party to the stockholders agreement has call rights with respect to shares of common stock and stock options held by members of management in the event of termination of employment for any reason. The call rights permit the Company to repurchase callable shares at $1.00 per share. In connection with the IPO, the stockholders’ agreement was amended such that effective October 1, 2001:

•	Call rights expired on one-half of Robert Antin’s shares that initially were subject to the stockholders agreement. Of the remaining shares, call rights will expire ratably over a six-month period commencing on October 1, 2001;

•	Call rights expired on one-half of Arthur Antin’s, Neil Tauber’s and Tomas Fuller’s shares that initially were subject to the stockholders agreement. Of the amount remaining, call rights will expire on one-half of those shares on April 1, 2002, and on the remaining one-half on October 1, 2002; and

•	Call rights expired on one-half of the other employees’ shares that initially were subject to the stockholders agreement. Of the remaining shares, call rights will expire ratably over a 12-month period commencing May 1, 2002.

         The stockholders agreement also provided for the discharge of $580,000 and $108,000 of indebtedness owed to the Company by Robert Antin and Arthur Antin, respectively, including interest accrued thereon. This indebtedness was forgiven as part of the Recapitalization.

         d.     Notes Receivable from Stockholders

         In 2001, certain employees exercised their options to purchase shares of the Company’s common stock. As consideration for the exercise of their options, the Company received notes with an aggregate value of approximately $100,000. Each note earns interest at the rate of 10.125% per annum and is due and payable on August 1, 2004. These notes are collateralized by the Company’s common stock that was purchased by the stockholders and are an unconditional obligation of the employee. The total outstanding principal and interest of these notes at December 31, 2001 was approximately $104,000.

         Concurrent with the Recapitalization, the Company sold 518,000 common shares to certain non-executive employees of the Company. As consideration for the issuance of common stock, the Company received notes with an aggregate value approximating $518,000. Each note earns interest at the rate of 6.2% per annum, is compounded annually and is due and payable on September 16, 2007. The notes are collateralized by the Company’s common stock that was purchased by the stockholders. The total outstanding principal and interest of these notes at December 31, 2001 and 2000 was $560,000 and $518,000, respectively.

         e.     Management Services Agreement

         On September 20, 2000, the Company entered into a 10-year management services agreement with Leonard Green & Partners. The agreement provides that Leonard Green & Partners would provide general investment-banking services, management, consulting and financial planning services and transaction-related financial advisory and investment banking services to the Company. The Company paid a one-time structuring fee of $7.5 million to Leonard Green & Partners in September 2000 under the agreement. Leonard Green & Partners received annual fees as compensation for the general services and normal and customary fees for transaction-related services. In the years ended December 31, 2001 and 2000, the Company paid management fees in an aggregate amount of $2.3 million and $620,000, respectively. Upon the consummation of the IPO, the parties agreed to terminate the management services agreement. In connection with the termination the Company paid Leonard Green & Partners $8.0 million.

         f.     Non-Competition Agreements

         On September 20, 2000, Robert Antin, Arthur Antin, Neil Tauber and Tomas Fuller each entered into non-competition agreements with the Company for a term of three years.

         In consideration for the execution of the non-competition agreements, the Company paid approximately $6.2 million, $4.0 million, $2.7 million and $2.5 million to Robert Antin, Arthur Antin, Neil Tauber and Tomas Fuller, or their affiliates, respectively. Upon the consummation of the IPO, these non-competition agreements were terminated.

         g.     Investment in and Transactions with Zoasis

         During the year ended December 31, 2000, the Company made a $5.0 million investment in Zoasis, an internet start-up company, majority owned by Robert Antin, the Company’s Chief Executive Officer and Chairman of the Board. In December 2000, the Company determined that the value of this investment was impaired and, as a result, recognized a loss of $5.0 million on the write-down of its investment in Zoasis.

         The Company incurred marketing expense for vaccine reminder services provided by Zoasis of $709,000 and $81,000 for the years ended December 31, 2001 and 2000. The pricing of these services is comparable to prices paid by the Company to independent third parties.

         In 2001, the Company began development of software that can gather data in order to be able to automatically fax diagnostic laboratory results to the laboratory clients. The Company initially used an independent outside contractor to begin programming this software but now intends to use an in-house programmer working in conjunction with Zoasis. Zoasis will not be paid for this programming effort but will be able to use and amend the software to market it to other veterinary hospitals and laboratories. In relation to this project, Zoasis is also working with the Company to facilitate the collection and delivery of laboratory results to its clients.

         h.     Related Party Vendors

         Patricia Antin, wife of the Company’s Chief Operating Officer Arthur Antin, is an independent sales representative for Citi Print and Westpro Graphics, both local printing companies. The Company used these companies’ services to print forms and marketing materials for the Company’s hospitals nationwide. Transactions are based on arms-length market prices and the Company has no, nor has the Company ever had, any contractual obligation binding the Company to their services. The Company paid Citi Print $345,000, $321,000 and $339,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The Company paid Westpro Graphics $7,000, $17,000 and $106,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

         i.     Investment in Vet’s Choice and the Wisdom Group, L.P.

         In September 2000, the Company sold its entire equity interest in Vet’s Choice, which had zero-cost basis, to HPP. VCA received $500,000 in proceeds from the sale. At the time of the sale, one of the Company’s directors, Mr. John Heil, served as president of an affiliate of HPP. In connection with the sale, HPP also paid VCA $1.0 million which was transferred to the Wisdom Group, L.P. and used to redeem the limited partnership interests in the Wisdom Group, L.P. Members of the Company’s executive management had a 30.5% ownership interest in the Wisdom Group, L.P. as limited partners and one of the Company’s subsidiaries owned a 1% ownership interest as the general partner. The Wisdom Group, L.P. was dissolved in November 2000 upon redemption of all the partnership interests. The nature of the business of the Wisdom Group, L.P. was to provide consulting services to Vet’s Choice with respect to the development, marketing and sale of premium pet food products.

         j.     Receipt of Proceeds from the Initial Public Offering and Debt Issuance

         Prior to the IPO on November 27, 2001, affiliates of Leonard Green & Partners owned 2,826,000 shares of 14% series A redeemable preferred stock and 2,800,000 shares of 12% series B redeemable stock. Affiliates of Goldman, Sachs & Co. owned 122,123 shares of 14% series A redeemable preferred stock and 121,000 shares of 12% series B redeemable preferred stock and held approximately $82.5 million aggregate principal amount of senior notes and approximately $14.2 million aggregate principal amount of the senior subordinated notes, and warrants to purchase 814,575 shares of common stock at an exercise price of $0.0007 per share. An affiliate of Goldman, Sachs & Co. was the syndication agent and a lender under the senior credit facility. The proceeds from the IPO and debt issuance were used to repay $100.0 million of borrowings under the senior credit facility, $59.1 million aggregate principal amount of the senior notes, $5.0 million aggregate principal amount of the senior subordinated notes and the redemption value of all of the shares of preferred stock.

         k.     Purchase of Common Stock

         Affiliates of Leonard Green & Partners purchased 2,000,000 shares of the Company’s common stock at the IPO price of $10.00 per share. These shares are subject to lock-up agreements under which these affiliates of Leonard Green & Partners agree not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly any share of common stock or any securities convertible into or exchangeable or exercisable for any shares of common stock without the prior written consent of Credit Suisse First Boston until May 20, 2002.

         Robert Antin purchased 40,000 of the 725,000 shares of the Company’s common stock reserved by the underwriters for sale to employees and other persons associated with the Company. These shares are subject to lock-up agreements under which Mr. Antin agrees not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly any share of common stock or any securities convertible into or exchangeable or exercisable for any shares of common stock without the prior written consent of Credit Suisse First Boston until May 20, 2002.

4. Acquisitions

         During 2001, the Company purchased 21 animal hospitals, all of which were accounted for as purchases. Six of the acquired animal hospitals were merged into existing VCA facilities upon acquisition. Including acquisition costs, VCA paid an aggregate consideration of $24.4 million, consisting of $20.9 million cash, $1.0 million in debt, and the assumption of liabilities of $2.5 million. The aggregate purchase price was allocated as follows: $747,000 to tangible assets, $22.5 million to goodwill and $1.2 million to other intangibles.

         During 2000, the Company purchased 24 animal hospitals and one veterinary diagnostic laboratory, all of which were accounted for as purchases. Three of the acquired animal hospitals and the laboratory were merged into existing VCA facilities upon acquisition. Including acquisition costs, VCA paid an aggregate consideration of $27.8 million, consisting of $16.5 million in cash, $11.1 million in debt, and the assumption of liabilities totaling $315,000. The aggregated purchase price was allocated as follows: $914,000 to tangible assets, $21.6 million to goodwill and $5.3 million to other intangibles.

         During 1999, the Company purchased 24 animal hospitals and two veterinary diagnostic laboratories all of which were accounted for as purchases. Five of the acquired animal hospitals and both laboratories were merged into existing VCA facilities upon acquisition. Including acquisition costs, VCA paid an aggregate consideration of $23.7 million, consisting of $9.8 million in cash, $12.4 million in debt, 70,712 shares of common stock of the Company with a value of $1.1 million, and the assumption of liabilities totaling $369,000. The aggregated purchase price was allocated as follows: $1.4 million to tangible assets, $18.6 million to goodwill and $3.8 million to other intangibles.

         In addition, on April 1, 1999, the Company completed the acquisition of AAH Management Corp. (“AAH”) for a total consideration (including acquisition costs) of $25.3 million, consisting of 517,585 shares of VCA common stock, with a value at the date of acquisition of $7.8 million, $5.4 million in cash, $1.2 million in notes payable and the assumption of $10.9 million in liabilities. AAH operated 15 animal hospitals located in New York and New Jersey. The acquisition of AAH was accounted for as a purchase. The purchase price has been allocated as follows: $2.7 million to tangible assets, $21.9 million to goodwill, and $725,000 to other intangible assets.

         The pro forma results listed below are unaudited and reflect purchase price accounting adjustments assuming 2001 and 2000 acquisitions occurred at January 1, 2000. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results and do not reflect any efficiencies that might be achieved from the combined operation.

For the Years Ended December 31,

(In thousands, except per share amounts)
(Unaudited)
	2001	2000

Revenue	$412,161	$395,505

Net income (loss) available to common stockholders	$(46,119)	$(10,666)

Diluted earnings per share	$(2.36)	$(0.05)

Shares used for computing diluted earnings per share	19,509	234,055

         In connection with certain acquisitions, the Company assumed certain contractual arrangements whereby cash may be issued to former owners of acquired hospitals upon attainment of specified financial criteria over periods of three to five years (“Earn-Out Payments”), as set forth in the respective agreements (the “Earn-Out Arrangements”). The Earn-Out Arrangements provide for contingent Earn-Out Payments if the acquired entity achieves or exceeds contractually defined revenue targets during the defined earn-out period. The payments are either fixed in amount or are based on a multiple of revenue. When the contingency is resolved and the additional consideration is distributed, the Company records the consideration issued as an additional cost of the acquired entity. The additional consideration of affected assets, usually goodwill, is amortized over the remaining life of the asset. Earn-Out Payments in 2001, 2000 and 1999 consisted entirely of cash approximating $496,000, $486,000 and $326,000, respectively.

5. Joint Ventures and Investments

         During fiscal year 2000, the Company invested $5.0 million for convertible preferred stock of Zoasis, an internet start-up business, majority-owned by Robert Antin, the Company’s Chief Executive Officer and a director of the Company. Zoasis was to develop and provide services to the veterinary industry such as consumer e-commerce, e-commerce of veterinary supplies for hospitals, internet diagnostic laboratory results, on-line continuing education for veterinarians, hosted web sites for veterinarian clients, and a marketing reminder service. Due to the decline in the market value of many internet companies, Zoasis was not able to raise additional capital to continue its development. Zoasis scaled back its operations significantly. In December 2000, the Company determined that the value of this investment was impaired and, as a result, recognized a loss of $5.0 million on the write-down of its investment in Zoasis.

         In September 2000, the Company sold its 50.5% equity interest in Vet’s Choice, which had a zero cost basis, to HPP. The Company received $500,000 in the sale. In connection with the sale, the Company also received $1.0 million, which was transferred to the Wisdom Group, L.P. in January 2001.

         In December 1997 and January 1998, the Company made a combined $5.0 million investment in Veterinary Pet Insurance, the largest provider of pet health insurance in the United States. The Company sold its investment in VPI and received $8.2 million in cash in February 2000, resulting in a one-time gain of approximately $3.2 million.

6. Long-Term Obligations

         Long-term obligations consisted of the following at December 31 (in thousands):

		2001	2000

Senior Term A	Notes payable, maturing in 2006, secured by assets, variable interest rates (weighted average interest rate of 7.4% and 9.9% during 2001 and 2000, respectively)	$24,112	$50,000

Senior Term B	Notes payable, maturing in 2008, secured by assets, variable interest rates (weighted average interest rate of 7.9% and 10.4% during 2001 and 2000, respectively)	121,242	200,000

13.5% Senior Subordinated Notes	Notes payable, maturing in 2010, unsecured, fixed interest rate of 13.5%	15,000	20,000

9.875% Senior Subordinated Notes	Notes payable, maturing in 2010, unsecured, fixed interest rate of 9.875%	170,000	—

Senior Notes	Notes payable, maturing in 2010, unsecured, fixed interest rate of 15.5%	59,670	104,306

Secured seller notes	Notes payable and other obligations, various maturities through 2010, secured by assets and stock of certain subsidiaries, various interest rates ranging from 5.3 to 10.0%	1,182	1,328

Unsecured debt	Notes payable, various maturities through 2008, various interest rates ranging from 7.0% to 9.7%	225	350

	Total debt obligations	391,431	375,984

	Capital lease obligations	79	110

	Less-unamortized discount	(7,178)	(13,345)

		384,332	362,749

	Less-current portion	(5,159)	(5,756)

		$379,173	$356,993

         The annual aggregate scheduled maturities of debt obligations for the five years subsequent to December 31, 2001 are presented below (in thousands):

2002	$5,159

2003	5,456

2004	6,160

2005	22,089

2006	21,971

Thereafter	330,596

$391,431

         Interest expense consisted of the following for the year ended December 31, 2001 (in thousands):

			Subordinated				Amortization	Secured
			Senior Notes				of Deferred	Seller
	Senior	Senior			Senior		Financing	Notes &
	Term A	Term B	13.5%	9.875%	Notes	Collar	Costs	Other	Total

Interest	$3,645	$15,760	$2,654	$1,585	$16,044	$1,176	$2,072	$651	$43,587

         The Company has had two major shifts in its capital structure during the last two years. The first shift occurred in 2000 with the Recapitalization. The second shift occurred in 2001 with the Company’s IPO and debt offering. The following table summarizes the activity in the Company’s long term obligations for the two years ended December 31, 2001 (in thousands):

				Subordinated Senior			Secured
			Revolving	Notes			Seller
	Senior	Senior	Credit			Senior	Notes and
	Term A	Term B	Facility	13.5%	9.875%	Notes	Other	Total

Balance at December 31, 1999	$—	$—	$—	$—	$—	$—	$161,595	$161,595

Recapitalization	50,000	200,000	—	20,000	—	100,000	(172,854)	197,146

PIK interest	—	—	—	—	—	4,306	—	4,306

New debt, net of principal payments	—	—	—	—	—	—	12,937	12,937

Balance at December 31, 2000	50,000	200,000	—	20,000	—	104,306	1,678	375,984

IPO and debt offering	(24,126)	(75,874)	—	(5,000)	170,000	(59,164)	—	5,836

PIK interest	—	—	—	—	—	14,528	—	14,528

Principal payments	(1,762)	(2,884)	—	—	—	—	(271)	(4,917)

Balance at December 31, 2001	$24,112	$121,242	$—	$15,000	$170,000	$59,670	$1,407	$391,431

         The Company had extraordinary losses related to the debt repaid with net proceeds from the Recapitalization and the IPO and debt offering as follows (in thousands):

	13.5% Senior		Retirement of
	Subordinated		Long-Term
	Notes	Senior Notes	Obligations	Total

Extraordinary losses

Recapitalization	$—	$—	$4,504	$4,504

Tax benefit	—	—	(1,845)	(1,845)

Net extraordinary loss for the year ended December 31, 2000	$—	$—	$2,659	$2,659

IPO and debt offering	$5,028	$12,190	$—	$17,218

Tax benefit	(2,061)	(4,998)	—	(7,059)

Net extraordinary loss for the year ended December 31, 2001	$2,967	$7,192	$—	$10,159

Senior Term A, Senior Term B and Revolving Credit Facility

         As part of the Recapitalization, Vicar entered into a Credit and Guaranty Agreement with various lenders for $300.0 million of Senior Secured Credit Facilities (the “Credit Agreement”), with Goldman Sachs Credit Partners, L.P. as the syndication agent, and Wells Fargo Bank, N.A. as the administrative agent. The Credit Agreement includes a Revolving Credit Facility as well as the Senior Term A and B Notes. The Revolving Credit Facility allows the Company to borrow up to an aggregate principal amount of $50.0 million and may be used to borrow, on a same-day notice under a “swing line,” the lesser of (1) $5.0 million or (2) the aggregate unused amount of the Revolving Credit Facility then in effect. As of December 31, 2001, the Company has not utilized the Revolving Credit Facility.

         Interest Rate. In general, borrowings under the Credit Agreement bear interest, at the Company’s option, on either:

•	The base rate (as defined below) plus a margin, as defined in the Credit Agreement based on the Company’s leverage ratio, ranging from 1.00% to 2.25% per annum for the Senior Term A Notes and the Revolving Credit Facility and a margin of 2.75% per annum for the Senior Term B Notes; or

•	The adjusted eurodollar rate (as defined below) plus a margin, as defined in the Credit Agreement based on the Company’s leverage ratio, ranging from 2.00% to 3.25% per annum for the Senor Term A Notes and the Revolving Credit Facility and a margin of 3.75% per annum for the Senor Term B Notes.

         The base rate is the higher of Wells Fargo’s prime rate or the Federal funds rate plus 0.5%. The adjusted eurodollar rate is defined as the rate per annum obtained by dividing (1) the rate of interest offered to Wells Fargo on the London interbank market by (2) a percentage equal to 100% minus the stated maximum rate of all reserve requirements applicable to any member bank of the Federal Reserve System in respect of “eurocurrency liabilities.”

         Swing line borrowings bear interest at the base rate, plus a margin ranging from 1.00% to 2.25%, as defined in the Credit Agreement.

         Maturity and Principal Payments. The Senior Term A Notes and Revolving Credit Facility mature on September 20, 2006. The Senior Term B Notes matures on September 20, 2008. Principal payments on the Revolving Credit Notes are made at the Company’s discretion with the entire unpaid amount due at maturity. From the proceeds of the IPO and debt offering, the Company repaid $100.0 million of the Senior Term A and B Notes. The remaining principal payments on the Senior Term A and B Notes are paid quarterly with the annual aggregate scheduled maturities as follows (in thousands):

	2002	2003	2004	2005	2006	2007	2008	Total

Senior Term A	$3,173	$3,680	$4,442	$6,345	$6,472	$—	$—	$24,112

Senior Term B	$1,540	$1,540	$1,540	$1,540	$15,396	$56,963	$42,723	$121,242

         Starting December 31, 2002, as defined in the Credit Agreement, mandatory prepayments are due on the Senior Term A and B Notes if the Company’s cash and cash equivalents exceed a defined amount. These payments are applied on a pro rata basis. All outstanding indebtedness under the Credit Agreement may be voluntarily prepaid in whole or in part without premium or penalty.

         Guarantees and Security. VCA and each of its wholly-owned subsidiaries guarantee the outstanding debt under the Credit Agreement. These borrowings, along with the guarantees of the subsidiaries, are further secured by substantially all of the Company’s consolidated assets. In addition, these borrowings are secured by a pledge of substantially all of the capital stock, or similar equity interests, of the Company’s wholly-owned subsidiaries.

         Debt Covenants. The Credit Agreement contains certain financial covenants pertaining to interest coverage, fixed charge coverage and leverage ratios. In addition, the Credit Agreement has restrictions pertaining to capital expenditures, acquisitions and the payment of dividends on all classes of stock. Management of the Company believes the most restrictive covenant is the fixed charge coverage ratio. During 2001, the Company had a fixed charge coverage ratio of 1.64 to 1.00. The Credit Agreement required a fixed charge coverage ratio of no less than 1.10 to 1.00 during 2001 and requires a fixed charge coverage ratio of no less than 1.10 to 1.00 in future years.

13.5% Senior Subordinated Notes

         As part of the Recapitalization, Vicar issued $20.0 million principal amount of senior subordinated notes due 2010 pursuant to an indenture dated September 20, 2000 with Chase Manhattan Bank and Trust Company, N.A., as trustee.

         Interest Rate and Discounts. Interest on the senior subordinated notes is payable in cash, semi-annually in arrears at the rate of 13.5% per annum; provided, however, that if the Company fails to meet specified obligations to holders of the senior subordinated notes, as set forth in an exchange and registration rights agreement dated as of September 20, 2000, interest on the senior subordinated notes may increase by up to 1% per annum.

         The notes have an effective interest rate of 16.2% and are reported net of a discount of $1.8 million as of December 31, 2001.

         Guarantee. The senior subordinated notes are general, unsecured and subordinated obligations, and are guaranteed by the Company’s wholly-owned subsidiaries.

         Maturity and Principal Payments. The senior subordinated notes are due September 20, 2010. As part of the IPO and debt offering, the Company repaid $5.0 million of the senior subordinated notes leaving an outstanding principal balance of $15.0 million at December 31, 2001.

9.875% Senior Subordinated Notes

         Concurrent with the consummation of the IPO Vicar issued $170.0 million of senior subordinated notes due 2009 with Chase Manhattan Bank and Trust Company, N.A., as trustee. The Company filed a registration statement with the Securities and Exchange Commission for an exchange offer in which these notes were exchanged on June 13, 2002 for substantially similar securities that are registered under the Securities Act.

         Interest Rate. Interest is payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 2002. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months at the rate of 9.875% per annum.

         Guarantee. The notes are general, unsecured obligations of the Company. They are subordinated in right of payment to all existing and future debt incurred under the Credit Agreement and are equal in right of payment to Vicar’s other senior subordinated notes. They are unconditionally guaranteed on a senior subordinated basis by VCA, Vicar and its wholly-owned subsidiaries.

         Maturity. The notes will mature on December 1, 2009.

Senior Notes

         As part of the Recapitalization, VCA issued $100.0 million principal amount of senior notes due 2010 pursuant to an indenture dated September 20, 2000 with Chase Manhattan Bank and Trust Company, N.A., as trustee.

         Interest Rate and Discounts. Interest on the senior notes is payable semi-annually in arrears, at the rate of 15.5% per annum; provided that on any semi-annual interest payment date prior to September 20, 2005, the Company has the option to pay all or any portion of the interest payable on said date by issuing additional senior notes in a principal amount equal to the interest; and further provided, however, that if the Company fails to meet specified obligations to holders of the senior notes as set forth in a registration rights agreement dated as of September 20, 2000, interest on the senior notes may increase by up to 1% per annum. The Company has issued an aggregate of $16.6 million in additional senior notes to pay interest since the issue date.

         The notes have an effective interest rate of 16.8% and are reported net of a discount of $5.4 million.

         Guarantee. The senior notes are general, unsecured and unsubordinated obligations that are not guaranteed by Vicar and its wholly-owned subsidiaries, nor is Vicar and its wholly-owned subsidiaries an obligor of these notes.

         Maturity and Principal Payments. As part of the IPO and debt offering, the Company repaid $59.1 million of the senior notes. As discussed above, the Company is issuing additional notes to pay interest. This first principal payment on the aggregate balance is a balloon payment due September 20, 2005 of approximately $51.2 million and the remaining principal is due September 20, 2010.

Fair Value of the Company’s Debt

         The following disclosure of the estimated fair value of the Company’s debt at December 31, 2001 is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107 “Disclosures about Fair Value of Financial Instruments.” The Company used available market information and appropriate valuation methodologies to determine the estimated fair value amounts. Considerable judgment is required to develop the estimates of fair value, and the estimates provided herein are not necessarily indicative of the amounts that could be realized in a current market exchange.

	(in thousands)
	Carrying
	Amount	Fair Value

Fixed-rate long-term debt	$246,077	$250,510

Variable-rate long-term debt	145,354	145,354

         The estimated fair value of the Company’s fixed-rate long-term debt is based on market value or LIBOR plus an estimated spread at December 31, 2001 for similar securities with similar remaining maturities. The carrying value of variable-rate long-term debt is a reasonable estimate of its fair value.

7. Redeemable Preferred Stocks

         In 2000, the Company adopted an Amended and Restated Certificate of Incorporation, which authorized the issuance of up to 6,000,000 shares of preferred stock. In connection with the Recapitalization, the Company issued 2,998,408 shares of Series A Senior Redeemable Exchangeable Cumulative Preferred Stock (“Series A Preferred Stock”), par value $0.01 per share, and 2,970,822 shares of Series B Junior Redeemable Cumulative Preferred Stock (“Series B Preferred Stock”), par value $0.01 per share. In exchange for the issuance of the Series A Preferred Stock and Series B Preferred Stock, the Company received $75.0 million and $74.2 million, respectively. The Series A and Series B Preferred Stock earned dividends at the rate of 14% and 12% per annum of the liquidation preference, respectively. The liquidation preference and redemption value for both the Series A and Series B Preferred Stock was the sum of $25.00 per share plus accrued and unpaid dividends less any special dividend paid. Holders of Series A and Series B Preferred Stock were entitled to receive dividends, whether or not declared by the Board of Directors, out of funds legally available. Dividends were payable in cash on a quarterly basis. If dividends were not paid when due, the amount payable was added to the liquidation preference and redemption value. For the years ended December 31, 2001 and 2000, dividends earned but not paid were $19.2 million and $5.4 million, respectively. These dividends were recorded as an increase to preferred stock and a corresponding decrease to retained earnings.

         On November 27, 2001, the Company completed an initial public offering and in connection therewith redeemed all its outstanding Series A and Series B Preferred Stock.

8. Common Stock

         In November 2001, the Company sold 16,000,000 shares of common stock at $10.00 per share in connection with the IPO, which generated net proceeds of approximately $148.7 million. In addition, during December 2001, the Company’s underwriters exercised their overallotment option to purchase an additional 1,370,000 shares of common stock at $10.00 per share, which generated net proceeds of approximately $12.8 million.

         In connection with the Recapitalization, the Company issued warrants to certain investors to purchase 1,149,990 shares of the Company’s common stock. The warrants allowed the holders to purchase common shares at a price equal to $0.0007 per share. The Company valued these warrants at their fair market value on the date of issuance at $1.1 million, which was recorded as part of stockholders’ equity. In November 2001, the investors exercised their warrants to purchase 1,149,871 shares of common stock. In lieu of paying cash to exercise the warrants, the investors opted to cancel 119 of the previously outstanding 1,149,990 warrants.

         In August 2001, certain employees exercised 691,875 of their options to purchase shares of common stock granted in connection with the Recapitalization.

         In 2000, the Company adopted an Amended and Restated Certificate of Incorporation, which authorized the issuance of up to 24,000,000 common shares with a par value of $0.01 per common share. The Company amended and restated the Certificate of Incorporation in 2001 to authorize the issuance of up to 75,000,000 common shares and changed the par value to $0.001 per common share. The Company had 36,736,081 and 17,524,335 common shares outstanding at December 31, 2001 and 2000, respectively.

         In 2000, the Company’s Board of Directors declared a fifteen-for-one stock split. The stock split has been retroactively reflected in the accompanying financial statements and footnotes.

         During 2000 and prior to the Recapitalization, the Company repurchased 7,715,000 shares of its common stock for $3.3 million. These shares, along with all other treasury shares held prior to 2000, were retired.

         On September 20, 2000, in connection with the Recapitalization, the Company repurchased and retired a majority of the outstanding common stock of the Company. Certain members of senior management who held 2,656,335 shares before the Recapitalization continued to hold those shares.

9. Stock-Based Compensation Plans

         The Company has granted stock options to various employees. The Company accounts for these plans under APB Opinion 25.

         In November 1995, the FASB issued SFAS No. 123 “Accounting for Stock-Based Compensation.” SFAS No. 123 recommends changes in accounting for employee stock-based compensation plans and requires certain disclosures with respect to these plans. SFAS No. 123 disclosures were adopted by the Company effective January 1, 1996.

         The 1996 Stock Incentive Plan (the “1996 Plan”) was amended August 6, 2001. Under the amended plan, no additional incentive or nonqualified stock options may be granted to directors, officers, key employees or consultants. In September 2000, the Company issued 633,795 stock options under the 1996 Plan. These options vest ratably over four years from the date of grant with an exercise price of $1.00 and expire in 2010.

         In August 2001, the Company’s board of directors approved the 2001 Stock Incentive Plan (the “2001 Plan”) that provides for the granting of incentive or nonqualified stock options to directors, officers, key employees or consultants of the Company. The number of shares reserved and authorized for issuance under the 2001 Plan is 2,000,000 shares. The terms of the stock options will be established by the compensation committee of the Company’s board of directors.

         Had compensation cost for these plans been determined consistent with SFAS 123, the Company’s net income (loss) and earnings (loss) per share would have been reduced to the following pro forma amounts (in thousands, except per share amounts):

	2001	2000	1999

Net income (loss) available to common stockholders:

As reported	$(46,574)	$(13,802)	$22,357

Pro forma	(46,606)	(14,178)	19,214

Diluted earnings (loss) per share:

As reported	$(2.39)	$(0.06)	$0.07

Pro forma	(2.39)	(0.06)	0.06

         The fair value of each option grant is estimated on the date of grant using the minimum value option pricing model with the following weighted-average assumptions:

	2001	2000	1999

Risk free interest rate	6.0%	6.0%	5.8%

Dividend yield	0.0%	0.0%	0.0%

Expected volatility	0.0%	0.0%	54.2%

Weighted average fair value	$0.25	$0.78	$7.97

Expected option life (years)	5	5	7

         In connection with the Recapitalization, certain of the Company’s employees elected to exchange their stock options for newly issued stock options. The number of stock options issued to each employee was equal to the intrinsic value of their old stock options divided by the strike price of the new stock options ($0.20). These stock options were accounted for as variable awards, and related non-cash compensation of $555,000 was recorded in the year ended December 31, 2000. An additional charge for non-cash compensation of $7,611,000 was recorded in the year ended December 31, 2001, as a result of the increase in the estimated market value of the common stock. In August 2001, 691,875 of the new options were exercised and 1,995 were cancelled, leaving none outstanding as of December 31, 2001.

         The table below summarizes the transactions in the Company’s stock option plans (in thousands, except per share amounts):

	2001	2000	1999

Options outstanding at beginning of year	1,328	57,300	57,315

Exchanged in connection with Recapitalization	—	694	—

Granted	—	634	2,490

Exercised	(692)	(1,815)	(750)

Purchased	—	(54,585)	—

Canceled	(2)	(900)	(1,755)

Options outstanding at end of year (exercise price of $1.00 as of December 31, 2001)	634	1,328	57,300

Exercisable at end of year	41	694	30,465

         The following table summarizes information about the options in the 2001 Plan outstanding as of December 31, 2001 in accordance with SFAS No. 123 (in thousands, except per share amounts):

Options Outstanding				Options Exercisable

Weighted Avg.
Remaining
	Number	Contractual	Weighted Avg.	Number	Weighted Avg.
Exercise Price	Outstanding	Life	Exercise Price	Exercisable	Exercise Price

$1.00	634	8.73	$1.00	41	$1.00

10. Commitments and Contingencies

         a.     Leases

         The Company operates many of its animal hospitals from premises that are leased from the hospitals’ previous owners under operating leases with terms, including renewal options, ranging from one to 35 years. Certain leases include purchase options which can be exercised at the Company’s discretion at various times within the lease terms.

         The annual lease payments under the lease agreements have provisions for annual increases based on the Consumer Price Index or other amounts specified within the lease contracts.

         The future minimum lease payments on operating leases at December 31, 2001, including renewal option periods, are as follows (in thousands):

2002	$12,247

2003	12,530

2004	12,575

2005	12,285

2006	12,165

Thereafter	130,810

         Rent expense totaled $12.6 million, $11.7 million and $10.4 million for the years ended December 31, 2001, 2000 and 1999, respectively. Rental income totaled $176,000, $259,000 and $310,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

         b.     Earn-out Payments

         In connection with certain acquisitions, the Company assumed certain contractual arrangements whereby additional cash may be paid to former owners of acquired hospitals upon attainment of specified financial criteria over periods of one to two years, as set forth in the respective agreements. The amount to be paid cannot be determined until the earn-out periods expire and the attainment of criteria is established. If the specified financial criteria is attained in the next twelve months, the Company will be obligated to make cash payments of approximately $802,000.

         c.     Holdbacks

         In connection with certain acquisitions, the Company withheld a portion of the purchase price (the “holdback”). The holdback is used to offset any cost the Company may pay on behalf of the former owner for any liabilities the Company did not assume at the time of acquisition. The amounts held accrue interest not to exceed 7% per annum and are payable within a twelve-month period. The total outstanding holdbacks at December 31, 2001 were approximately $1.6 million.

         d.     Officers’ Compensation

         Effective upon the closing of the Company’s IPO, three members of the Company’s executive management amended and restated their employment agreements with the Company. These members include the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. The Senior Vice President retained his existing employment agreement. These agreements aggregate to $1.4 million in salary per year. The agreements allow for upward adjustments to annual salary based on the Consumer Price Index for Los Angeles County. The agreements also call for a maximum of $1.1 million to be paid as annual bonuses based on annual performance goals to be set by the compensation committee of the board of directors. The agreements also call for aggregate severance payments under different scenarios with the maximum amount approximating $8.5 million.

         e.     State Laws

         The laws of many states prohibit business corporations from providing, or holding themselves out as providers of, veterinary medical care. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The Company operates 54 animal hospitals in 11 states with these laws. The Company may experience difficulty in expanding operations into other states with similar laws. Given varying and uncertain interpretations of the veterinary laws of each state, the Company may not be in compliance with restrictions on the corporate practice of veterinary medicine in all states. A determination that the Company is in violation of applicable restrictions on the practice of veterinary medicine in any state in which it operates could have a material adverse effect, particularly if the Company were unable to restructure its operations to comply with the requirements of that state.

         For example, the Company currently is a party to a lawsuit in the State of Ohio in which that State has alleged that the management of a veterinary medical group licensed to practice veterinary medicine in that state violates the Ohio statute prohibiting business corporations from providing or holding themselves out as providers of veterinary medical care. On March 20, 2001, the trial court in the case entered summary judgment in favor of the State of Ohio and issued an order enjoining the Company from operating in the State of Ohio in a manner that is in violation of the state statute. In response, the Company has restructured its operations in the State of Ohio in a manner believed to conform to the state law and the court’s order. The Attorney General of the State of Ohio informed the Company that it disagrees with its position that the Company is in compliance with the court’s order. In June 2001, the Company appeared at a status conference before the trial court at which time the court directed the parties to meet together to attempt to settle this matter. Consistent with the trial court’s directive, the Company engaged in discussions with the Attorney General’s office in the State of Ohio. The parties appeared at an additional status conference in February 2002. The parties were not able to reach a settlement prior to the February status conference. At that status conference, the court ordered the parties to participate in a court-supervised settlement conference that was scheduled for March 19, 2002. The court postponed the settlement conference and has not yet scheduled a new date. If a settlement cannot be reached, the Company would be required to discontinue operations in the state. The five animal hospitals in the State of Ohio have a book value of $6.1 million as of December 31, 2001. If the Company was required to discontinue operations in the State of Ohio, it might not be able to dispose of the hospital assets for their book value. The animal hospitals located in the State of Ohio generated revenue and operating income of $2.1 million and $409,000, respectively, in the year ended December 31, 2001 and $2.2 million and $513,000, respectively, in the year ended December 31, 2000.

         All of the states in which the Company operates impose various registration requirements. To fulfill these requirements, each facility has been registered with appropriate governmental agencies and, where required, have appointed a licensed veterinarian to act on behalf of each facility. All veterinary doctors practicing in the Company’s clinics are required to maintain valid state licenses to practice.

         f.     Other Contingencies

         The Company has certain contingent liabilities resulting from litigation and claims incident to the ordinary course of its business. Management believes that the probable resolution of such contingencies will not affect the Company’s financial position or results of operations.

11. Calculation of Per Share Amounts

         A reconciliation of the income and shares used in the computations of the basic and diluted earnings (loss) per share (“EPS”) for the years ended December 31, 2001, 2000 and 1999 follows (amounts shown in thousands, except per share amounts):

	2001	2000	1999

Income (loss) before extraordinary item	$(17,264)	$(5,752)	$22,357

Increase in carrying amount of Redeemable Preferred Stock	(19,151)	(5,391)	—

Income (loss) before extraordinary item available to common stockholders (basic and diluted)	$(36,415)	$(11,143)	$22,357

Weighted average common share outstanding:

Basic	19,509	234,055	315,945

Effect of dilutive common share stock options	—	—	13,830

Diluted	19,509	234,055	329,775

Earnings per share (before extraordinary items) Basic	$(1.87)	$(0.05)	$0.07

Diluted	$(1.87)	$(0.05)	$0.07

         On September 20, 2000, the Company paid $1.00 per share, for a total payment of $314.5 million, to repurchase 310,836,000 shares of its outstanding common stock in connection with the Recapitalization, of which approximately $3.7 million was attributable to costs incurred in connection with the repurchase of the Company’s common stock. These per share and share amounts have been adjusted to reflect a 15-for-1 stock split which took place after the Recapitalization. Immediately after this repurchase, the Company issued 517,995 and 14,350,005 shares of common stock to its management and certain investors, respectively, for $1.00 per share.

         As of December 31, 2001, 633,795 stock options with an exercise price of $1.00 were outstanding and at December 31, 2000, 1,327,670 stock options and warrants to purchase an aggregate 1,149,990 common shares were outstanding. These stock options and warrants were not included in the computation of Diluted EPS because conversion would have had an antidilutive effect on Diluted EPS.

         The $84.4 million of 5.25% convertible debentures which were convertible into 36,849,345 shares of common stock were outstanding at December 31, 1999, but were not included in the computation of Diluted EPS, because conversion would have had an antidilutive effect on Diluted EPS. These convertible debentures were retired in 2000.

12. Income Taxes

         The provision (benefit) for income taxes is comprised of the following for the three years ended December 31, (in thousands):

	2001	2000	1999

Federal:

Current	$803	$(889)	$10,161

Deferred	(8,366)	1,219	515

	(7,563)	330	10,676

State:

Current	2,090	(142)	2,850

Deferred	(1,141)	166	834

	949	24	3,684

	$(6,614)	$354	$14,360

         The consolidated statements of operations for the years ended December 31, 2001 and 2000 includes a provision for income taxes of $445,000 and $2.2 million and a benefit for income taxes of $7.1 million and $1.8 million, respectively, associated with the early extinguishment of debt. The net benefit of approximately $6.6 million and $354,000, respectively, is reflected in the table above.

         The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates for the year in which the differences are expected to reverse.

         The net deferred tax asset (liability) at December 31 is comprised of (in thousands):

	2001	2000

Current deferred tax assets (liabilities):

Accounts receivable	$2,048	$1,273

State taxes	(710)	(903)

Other liabilities and reserves	5,438	3,696

Start-up costs	66	66

Other assets	(295)	(294)

Inventory	817	817

Total current deferred tax asset, net	$7,364	$4,655

	2001	2000

Non-current deferred tax (liabilities) assets:

Net operating loss carryforwards	$12,233	$6,460

Write-down of assets	2,012	1,377

Start-up costs	302	302

Other assets	6,429	3,537

Intangible assets	(15,735)	(11,934)

Property and equipment	(1,642)	(1,720)

Unrealized loss on investments	2,588	2,555

Valuation allowance	(7,871)	(9,061)

Total non-current deferred tax liability, net	$(1,684)	$(8,484)

         Under the Tax Reform Act of 1986, the utilization of Federal net operating loss (“NOL”) carryforwards to reduce taxable income will be restricted under certain circumstances. Events that cause such a limitation include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. Management believes that past mergers caused such a change of ownership and, accordingly, utilization of the NOL carryforwards may be limited in future years. Accordingly, the valuation allowance is principally related to subsidiaries’ NOL carryforwards as well as certain acquisition related expenditures where the realization of this deduction is uncertain at this time.

         At December 31, 2001, the Company had NOL carryforwards of approximately $29.2 million, comprised of NOL carryforwards acquired in the past. Also included in this amount is approximately $13.6 million of losses generated in the current year which can be utilized with no cumulative ownership change limitations. These NOL’s expire at various dates through 2015.

         On October 25, 1999, the FASB’s Emerging Issues Task Force (“EITF”) reached consensus in Issue 99-15, “Accounting for Decreases in Deferred Tax Asset Valuation Allowances Established in a Purchase Business Combination as a Result of a Change in Tax Regulation” (“Issue No. 99-15”). Issue No. 99-15 is the EITF’s response to the Internal Revenue Services’s June 25, 1999 ruling, as stated in Treasury Regulation 1.1502-21, reducing the requirements for using certain net operating loss carryovers and carrybacks (“NOLs”). As a result, the Company recorded a deferred tax benefit during the year ended December 31, 1999 equal to $2.1 million.

         A reconciliation of the provision (benefit) for income taxes to the amount computed at the Federal statutory rate for the three years ended December 31, is as follows:

	2001	2000	1999

Federal income tax at statutory rate	(35)%	(35)%	35%

Effect of amortization of goodwill	4	18	4

State taxes, net of Federal benefit	(3)	(2)	7

Tax exempt income	—	(1)	(1)

Write-down of zero tax basis assets	7	—	—

Non-cash compensation charges	8	—	—

Valuation allowance	(2)	24	(6)

	(21)%	4%	39%

13. 401(k) Plan

         During 1992, the Company established a voluntary retirement plan under Section 401(k) of the Internal Revenue Code. The plan covers all employees with at least six months of employment with the Company and provides for annual matching contributions by the Company at the discretion of the Company’s board of directors. In 2001, 2000 and 1999, the Company provided a total matching contribution approximating $1.1 million, $715,000 and $353,000, respectively.

14. Lines of Business

         During the three years ending December 31, 2001, the Company had three reportable segments: Laboratory, Animal Hospital and Corporate. These segments are strategic business units that have different products, services and functions. The segments are managed separately because each is a distinct and different business venture with unique challenges, rewards and risks. The Animal Hospital segment provides veterinary services for companion animals and sells related retail products. The Laboratory segment provides testing services for veterinarians both associated with the Company and independent of the Company. Corporate provides selling, general and administrative support for the other segments and recognizes revenue associated with consulting agreements.

         The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance of segments based on profit or loss before income taxes, interest income, interest expense and minority interest, which are evaluated on a consolidated level. For purposes of reviewing the operating performance of the segments, all intercompany sales and purchases are accounted for as if they were transactions with independent third parties at current market prices.

         The following is a summary of certain financial data for each of the three segments (in thousands):

				Intercompany
		Animal		Sales
	Laboratory	Hospital	Corporate	Eliminations	Total

2001

Revenue	$134,711	$272,113	$2,000	$(7,462)	$401,362

Operating income (loss)	36,624	36,607	(45,525)	—	27,706

Depreciation/amortization expense	4,657	14,491	6,018	—	25,166

Identifiable assets	110,466	322,657	35,398	—	468,521

Capital expenditures	1,944	9,075	2,462	—	13,481

2000

Revenue	$119,300	$240,624	$925	$(6,162)	$354,687

Operating income (loss)	34,044	30,630	(45,469)	—	19,205

Recapitalization costs	—	—	34,268	—	34,268

Depreciation/amortization expense	4,472	12,167	2,239	—	18,878

Identifiable assets	109,453	312,473	61,144	—	483,070

Capital expenditures	2,194	18,751	1,610	—	22,555

1999

Revenue	$103,282	$217,988	$5,100	(5,810)	$320,560

Operating income (loss)	28,039	26,765	(7,788)	—	47,016

Year 2000 remediation costs	—	—	2,839	—	2,839

Reversal of restructuring charges	—	—	1,873	—	1,873

Depreciation/amortization expense	4,234	10,472	1,757	—	16,463

Identifiable assets	105,224	280,742	40,534	—	426,500

Capital expenditures	1,997	15,970	3,836	—	21,803

         Corporate operating loss includes salaries, general and administrative expense for the executive, finance, accounting, human resources, marketing, purchasing and regional operational management functions that support the Laboratory and Animal Hospital segments.

         The following is a reconciliation between total segment operating income after eliminations and consolidated income (loss) before provision for income taxes and extraordinary items as reported on the consolidated statements of operations (in thousands):

	2001	2000	1999

Total segment operating income after eliminations	$27,706	$19,205	$47,016

Interest income	669	850	1,194

Interest expense	(43,587)	(20,742)	(10,643)

Minority interest in income of subsidiaries	(1,439)	(1,066)	(850)

Gain on sale of VPI	—	3,200	—

Loss on investment in Zoasis	—	(5,000)	—

Other	(168)	—	—

Income (loss) before provision for income taxes and extraordinary items	$(16,819)	$(3,553)	$36,717

15. Condensed Consolidating Information

         In connection with Vicar’s issuance in November 2001 of $170.0 million of 9.875% senior subordinated notes. VCA and each existing and future domestic wholly owned restricted subsidiary of Vicar (the “Guarantor”) have, jointly and severally, fully and unconditionally guaranteed the 9.875% senior subordinated notes. These guarantees are unsecured and subordinated in right of payment to all existing and future indebtedness outstanding under the Credit Agreement and any other indebtedness permitted to be incurred by Vicar under the terms of the indenture agreement for the 9.875% senior subordinated notes.

         Vicar’s subsidiaries are composed of wholly-owned restricted subsidiaries and partnerships. The partnerships may elect to serve as guarantors of Vicar’s obligations, however, none of the partnerships have elected to do so. Vicar conducts all of its business through and derives virtually all of its income from its subsidiaries. Therefore, Vicar’s ability to make required payments with respect to its indebtedness (including the 9.875% senior subordinated notes) and other obligations depends on the financial results and condition of its subsidiaries and its ability to receive funds from its subsidiaries.

         Pursuant to Rule 3-10 of Regulation S-X, the following condensed consolidating information is for VCA, Vicar, the wholly owned Guarantors and the non-Guarantor subsidiaries with respect to the 9.875% senior subordinated notes. This condensed financial information has been prepared from the books and records maintained by VCA, Vicar, the Guarantors and the non-Guarantor subsidiaries. The condensed financial information may not necessarily be indicative of results of operations or financial position had the Guarantors and non-Guarantor subsidiaries operated as independent entities. The separate financial statements of the Guarantors are not presented because management has determined they would not be material to investors.

VCA ANTECH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATING BALANCE SHEETS

As of December 31, 2001
(in thousands)

			Guarantor	Non-Guarantor
	VCA	Vicar	Subsidiaries	Subsidiaries	Elimination	Consolidated

Current assets:

Cash and equivalents	$—	$3,467	$3,260	$376	$—	$7,103

Trade accounts receivable, net	—	—	17,702	334	—	18,036

Inventory	—	—	4,111	390	—	4,501

Prepaid expenses and other	—	1,165	1,049	164	—	2,378

Deferred income taxes	—	7,364	—	—	—	7,364

Prepaid income taxes	—	2,782	—	—	—	2,782

Total current assets	—	14,778	26,122	1,264	—	42,164

Property and equipment, net	—	8,421	78,225	2,598	—	89,244

Other assets:

Goodwill, net	—	—	298,198	19,064	—	317,262

Covenants not to compete, net	—	—	4,211	616	—	4,827

Notes receivable, net	320	498	1,017	837	—	2,672

Deferred financing costs, net	780	10,600	—	—	—	11,380

Other	—	—	969	3	—	972

Investment in subsidiaries	123,842	179,391	19,920	—	(323,153)	—

Total assets	$124,942	$213,688	$428,662	$24,382	$(323,153)	$468,521

Current liabilities:

Current portion of long-term obligations	$—	$4,766	$389	$4	$—	$5,159

Accounts payable	—	5,223	2,074	16	—	7,313

Accrued payroll and related liabilities	—	5,019	6,440	258	—	11,717

Other accrued liabilities	—	15,627	2,968	10	—	18,605

Total current liabilities	—	30,635	11,871	288	—	42,794

Long-term obligations, less current portion	54,345	324,152	672	4	—	379,173

Deferred income taxes	—	1,684	—	—	—	1,684

Minority interest	—	—	—	—	5,106	5,106

Intercompany payable (receivable)	30,833	(266,625)	236,728	(936)	—	—

Stockholders’ equity:

Common stock	37	—	—	—	—	37

Additional paid-in capital	188,840	—	—	—	—	188,840

Retained earnings (accumulated deficit)	(146,594)	125,697	179,391	25,026	(330,114)	(146,594)

Accumulated comprehensive loss	(1,855)	(1,855)	—	—	1,855	(1,855)

Notes receivable from stockholders	(664)	—	—	—	—	(664)

Total stockholders’ equity	39,764	123,842	179,391	25,026	(328,259)	39,764

Total liabilities and stockholders’ equity	$124,942	$213,688	$428,662	$24,382	$(323,153)	$468,521

VCA ANTECH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATING BALANCE SHEETS

As of December 31, 2000
(in thousands)

			Guarantor	Non-Guarantor
	VCA	Vicar	Subsidiaries	Subsidiaries	Elimination	Consolidated

Current assets:

Cash and equivalents	$—	$8,165	$2,073	$281	$—	$10,519

Trade accounts receivable, net	—	—	15,095	355	—	15,450

Inventory	—	—	5,333	440	—	5,773

Prepaid expenses and other	9	1,896	1,396	123	—	3,424

Deferred income taxes	—	4,655	—	—	—	4,655

Prepaid income taxes	—	9,402	—	—	—	9,402

Total current assets	9	24,118	23,897	1,199	—	49,223

Property and equipment, net	—	8,678	74,801	3,493	—	86,972

Other assets:

Goodwill, net	—	—	296,585	13,600		310,185

Covenants not to compete, net	—	14,348	4,780	421	—	19,549

Notes receivable, net	—	605	828	745	—	2,178

Deferred financing costs, net	1,722	11,651	—	—	—	13,373

Other	—	13	1,577	—	—	1,590

Investment in subsidiaries	135,719	140,672	16,272	—	(292,663)	—

Total assets	$137,450	$200,085	$418,740	$19,458	$(292,663)	$483,070

Current liabilities:

Current portion of long-term obligations	$—	$5,674	$68	$14	$—	$5,756

Accounts payable	—	6,634	1,759	—	—	8,393

Accrued payroll and related liabilities	—	3,032	5,098	205	—	8,335

Other accrued liabilities	—	14,229	2,451	7	—	16,687

Total current liabilities	—	29,569	9,376	226	—	39,171

Long-term obligations, less current portion	93,549	262,232	1,212	—	—	356,993

Deferred income taxes	—	8,484	—	—	—	8,484

Other liabilities	—	1,500	—	—	—	1,500

Minority interest	—	—	—	—	3,610	3,610

Intercompany payable (receivable)	(29,411)	(237,419)	267,480	(650)	—	—

Series A Redeemable Preferred Stock, at redemption value	77,875	—	—	—	—	77,875

Series B Redeemable Preferred Stock, at redemption value	76,747	—	—	—	—	76,747

Stockholders’ equity (deficit):

Common stock	175	—	—	—	—	175

Additional paid-in capital	19,053	—	—	—	—	19,053

Retained earnings (accumulated deficit)	(100,020)	135,719	140,672	19,882	(296,273)	(100,020)

Notes receivable from stockholders	(518)	—	—	—	—	(518)

Total stockholders’ equity (deficit)	(81,310)	135,719	140,672	19,882	(296,273)	(81,310)

Total liabilities and stockholders’ equity (deficit)	$137,450	$200,085	$418,740	$19,458	$(292,663)	$483,070

VCA ANTECH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2001
(in thousands)

			Guarantor	Non-Guarantor
	VCA	Vicar	Subsidiaries	Subsidiaries	Elimination	Consolidated

Revenue	$—	$2,000	$370,549	$29,464	$(651)	$401,362

Direct costs	—	—	262,386	21,491	(651)	283,226

	—	2,000	108,163	7,973	—	118,136

Selling, general and administrative	—	14,876	22,648	1,109	—	38,633

Depreciation and amortization	—	6,018	18,100	1,048	—	25,166

Agreement termination costs	—	17,552	—	—	—	17,552

Write-down and loss on sale of assets	—	9,079	—	—	—	9,079

Operating income (loss)	—	(45,525)	67,415	5,816	—	27,706

Net interest expense	16,142	26,687	(3)	92	—	42,918

Other expense, net	—	168	—	—	—	168

Equity interest in income of subsidiaries	(10,022)	38,719	4,285	—	(32,982)	—

Income (loss) before minority interest, provision for income taxes and extraordinary item	(26,164)	(33,661)	71,703	5,724	(32,982)	(15,380)

Minority interest in income of subsidiaries	—	—	—	—	1,439	1,439

Income (loss) before provision for income taxes and extraordinary item	(26,164)	(33,661)	71,703	5,724	(34,421)	(16,819)

Provision (benefit) for income taxes	(5,933)	(26,606)	32,984	—	—	445

Income (loss) before extraordinary item	(20,231)	(7,055)	38,719	5,724	(34,421)	(17,264)

Extraordinary loss on extinguishment of debt, net of tax	7,192	2,967	—	—	—	10,159

Net income (loss)	$(27,423)	$(10,022)	$38,719	$5,724	$(34,421)	$(27,423)

VCA ANTECH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2000
(in thousands)

			Guarantor	Non-Guarantor
	VCA	Vicar	Subsidiaries	Subsidiaries	Elimination	Consolidated

Revenue	$425	$500	$333,233	$20,980	$(451)	$354,687

Direct costs	—	—	239,642	15,699	(451)	254,890

	425	500	93,591	5,281	—	99,797

Selling, general and administrative	7,660	2,227	16,814	745	—	27,446

Depreciation and amortization	697	1,542	15,833	806	—	18,878

Recapitalization costs	34,268	—	—	—	—	34,268

Operating income (loss)	(42,200)	(3,269)	60,944	3,730	—	19,205

Net interest expense	9,438	6,728	3,836	(110)	—	19,892

Other expense, net	(3,200)	5,000	—	—	—	1,800

Equity interest in income of subsidiaries	20,641	6,742	2,774	—	(30,157)	—

Income (loss) before minority interest, provision for income taxes and extraordinary item	(27,797)	(8,255)	59,882	3,840	(30,157)	(2,487)

Minority interest in income of subsidiaries	—	—	—	—	1,066	1,066

Income (loss) before provision for income taxes and extraordinary item	(27,797)	(8,255)	59,882	3,840	(31,223)	(3,553)

Provision for income taxes	(22,045)	(3,302)	27,546	—	—	2,199

Income (loss) before extraordinary item	(5,752)	(4,953)	32,336	3,840	(31,223)	(5,752)

Extraordinary loss on extinguishment of debt, net of tax	2,659	—	—	—	—	2,659

Net income (loss)	$(8,411)	$(4,953)	$32,336	$3,840	$(31,223)	$(8,411)

VCA ANTECH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Year Ended December 31, 1999
(in thousands)

			Non-
		Guarantor	Guarantor
	VCA	Subsidiaries	Subsidiaries	Elimination	Consolidated

Revenue	$5,100	$298,394	$17,489	$(423)	$320,560

Direct costs	—	219,584	13,332	(423)	232,493

	5,100	78,810	4,157	—	88,067

Selling, general and administrative	10,165	12,843	614	—	23,622

Depreciation and amortization	1,757	14,069	637	—	16,463

Year 2000 remediation expense	2,839	—	—	—	2,839

Reversal of restructuring charges	(1,873)	—	—	—	(1,873)

Operating income (loss)	(7,788)	51,898	2,906	—	47,016

Net interest expense	4,983	4,566	(100)	—	9,449

Equity interest in income of subsidiaries	26,724	2,156	—	(28,880)	—

Income before minority interest and provision for income taxes	13,953	49,488	3,006	(28,880)	37,567

Minority interest in income of Subsidiaries	—	—	—	850	850

Income before provision for income taxes	13,953	49,488	3,006	(29,730)	36,717

Provision for income taxes	(6,302)	22,764	—	—	16,462

Income tax adjustment	(2,102)	—	—	—	(2,102)

Net income	$22,357	$26,724	$3,006	$(29,730)	$22,357

VCA ANTECH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2001
(in thousands)

			Guarantor	Non-Guarantor
	VCA	Vicar	Subsidiaries	Subsidiaries	Elimination	Consolidated

Cash from operating activities:

Net income (loss)	$(27,423)	$(10,022)	$38,719	$5,724	$(34,421)	$(27,423)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Equity interest in earnings of subsidiaries	10,022	(38,719)	(4,285)	—	32,982	—

Depreciation and amortization	—	6,018	18,100	1,048	—	25,166

Amortization of debt discount and deferred financing costs	1,598	555	—	—	—	2,153

Provision for uncollectible accounts	—	—	3,649	324	—	3,973

Extraordinary loss on early extinguishment of debt	12,190	5,028	—	—	—	17,218

Non-cash compensation	—	771	6,840	—	—	7,611

Interest paid in kind on senior subordinated notes	14,528	—	—	—	—	14,528

Agreement termination costs	—	9,552	—	—	—	9,552

Write-down and loss on sale of assets	—	8,531	—	—	—	8,531

Loss on sale of assets	—	548	—	—	—	548

Minority interest in income of subsidiaries	—	—	—	—	1,439	1,439

Distributions to minority interest partners	—	(1,635)	—	—	—	(1,635)

Increase in accounts receivable, net	—	—	(6,083)	(303)	—	(6,386)

Decrease in inventory, prepaid expenses and other assets	9	744	1,586	9	—	2,348

Increase (decrease) in accounts payable and accrued liabilities	—	6,707	(4,817)	69	—	1,959

Decrease in prepaid income taxes	—	7,031	—	—	—	7,031

Increase (decrease) in intercompany payable (receivable)	(10,924)	68,402	(50,702)	(6,776)	—	—

Increase in deferred taxes, net	—	(9,509)	—	—	—	(9,509)

Net cash provided by operating activities	—	54,002	3,007	95	—	57,104

Cash flows from investing activities:

Business acquisitions, net of cash acquired	—	(24,306)	—	—	—	(24,306)

Property and equipment additions, net	—	(12,212)	(1,944)	—	—	(14,156)

Proceeds from sale of assets	—	1,705	—	—	—	1,705

Other	—	430	125	—	—	555

Net cash used in investing activities	—	(34,383)	(1,819)	—	—	(36,202)

Cash flows from financing activities:

Repayment of long-term obligations including prepayment of penalties	(66,578)	(108,952)	—	—	—	(175,530)

Proceeds from issuance of long-term debt	—	170,000	—	—	—	170,000

Intercompany transfer of debt proceeds	78,863	(78,863)	—	—	—	—

Payment of deferred financing costs	—	(4,366)	—	—	—	(4,366)

Repayment of preferred stock	(173,773)	—	—	—	—	(173,773)

Proceeds from issuance of common stock	161,488	—	—	—	—	161,488

Net payments related to recapitalization	—	(2,137)	—	—	—	(2,137)

Net cash used in financing activities	—	(24,318)	—	—	—	(24,318)

Increase (decrease) in cash and equivalents	—	(4,699)	1,188	95	—	(3,416)

Cash and equivalents at beginning of year	—	8,165	2,073	281	—	10,519

Cash and equivalents at end of year	$—	$3,466	$3,261	$376	$—	$7,103

VCA ANTECH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2000
(in thousands)

			Guarantor	Non-Guarantor
	VCA	Vicar	Subsidiaries	Subsidiaries	Elimination	Consolidated

Cash from operating activities:

Net income (loss)	$(8,411)	$(4,953)	$32,336	$3,840	$(31,223)	$(8,411)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Equity interest in earnings of subsidiaries	(20,641)	(6,742)	(2,774)	—	30,157	—

Depreciation and amortization	697	1,542	15,833	806	—	18,878

Provision for uncollectable accounts	—	—	2,838	267	—	3,105

Amortization of debt discount and deferred financing costs	315	521	—	—	—	836

Extraordinary loss on early extinguishment of debt	4,504	—	—	—	—	4,504

Recapitalization costs	34,268	—	—	—	—	34,268

Non-cash compensation	—	56	499	—	—	555

Interest paid in kind on senior subordinated notes	4,306	—	—	—	—	4,306

Gain on sale of investments in VPI	(3,200)	—	—	—	—	(3,200)

Loss recognized on investment in Zoasis	—	5,000	—	—	—	5,000

Minority interest in income of subsidiaries	—	—	—	—	1,066	1,066

Distributions to minority interest partners	(1,031)	(369)	—	—	—	(1,400)

Increase in accounts receivable	—	—	(3,088)	(274)	—	(3,362)

Decrease (increase) in inventory, prepaid expense and other	(2,409)	2,688	1,837	(110)	—	2,006

Increase (decrease) in accounts payable and accrued liabilities	6,396	2,892	(3,431)	75	—	5,932

Increase in prepaid income taxes	(2,662)	(2,754)	—	—	—	(5,416)

Increase (decrease) in intercompany payable (receivable)	18,156	28,649	(42,354)	(4,451)	—	—

Increase in deferred taxes, net	—	1,387	—	—	—	1,387

Net cash provided by operating activities	30,288	27,917	1,696	153	—	60,054

Cash flows from investing activities:

Business acquisitions, net of cash acquired	(12,478)	(5,705)	—	—	—	(18,183)

Property and equipment additions, net	(8,988)	(13,173)	(2,194)	—	—	(24,355)

Investments in marketable securities	(129,992)	—	—	—	—	(129,992)

Proceeds from sales or maturities of marketable securities	135,666	—	—	—	—	135,666

Payment for covenants not to compete	(15,630)	—	—	—	—	(15,630)

Net proceeds from sale of investment in VPI	8,200	—	—	—	—	8,200

Investment in Zoasis	(5,000)	—	—	—	—	(5,000)

Other	44	151	1,420	—	—	1,615

Net cash used in investing activities	(28,178)	(18,727)	(774)	—	—	(47,679)

Cash flows from financing activities:

Repayment of long-term obligations	(172,342)	(512)	—	—	—	(172,854)

Proceeds from the issuance of long-term debt	356,670	—	—	—	—	356,670

Payment of deferred financing costs	(13,958)	—	—	—	—	(13,958)

Proceeds from issuance of common stock under stock option plans	923	—	—	—	—	923

Proceeds from issuance of preferred stock	149,231	—	—	—	—	149,231

Proceeds from issuance of common stock	14,350	—	—	—	—	14,350

Proceeds from issuance of warrants	1,149	—	—	—	—	1,149

Repurchase of common stock	(314,508)	—	—	—	—	(314,508)

Purchase of treasury stock	(3,323)	—	—	—	—	(3,323)

Payments for recapitalization expense	(29,643)	(513)	—	—	—	(30,156)

Net cash used in financing activities	(11,451)	(1,025)	—	—	—	(12,476)

Increase (decrease) in cash and equivalents	(9,341)	8,165	922	153	—	(101)

Cash and equivalents at beginning of year	9,341	—	1,151	128	—	10,620

Cash and equivalents at end of year	$—	$8,165	$2,073	$281	$—	$10,519

VCA ANTECH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 1999
(in thousands)

		Guarantor	Non-Guarantor
	VCA	Subsidiaries	Subsidiaries	Elimination	Consolidated

Cash from operating activities:

Net income	$22,357	$26,724	$3,006	$(29,730)	$22,357

Adjustments to reconcile net income to net cash provided by operating activities:

Equity interest in earnings of subsidiaries	(26,724)	(2,156)	—	28,880	—

Depreciation and amortization	1,757	14,069	637	—	16,463

Amortization of debt discount and deferred financing costs	241	—	—	—	241

Provision for uncollectible accounts	—	2,357	158	—	2,515

Minority interest in income of subsidiaries	—	—	—	850	850

Distributions to minority interest partners	(926)	—	—	—	(926)

Increase in accounts receivable	—	(5,215)	(320)	—	(5,535)

Increase in inventory, prepaid expense and other	(502)	(238)	(21)	—	(761)

Increase (decrease) in accounts payable and accrued liabilities	2,383	(3,752)	(14)	—	(1,383)

Decrease in prepaid income taxes	1,054	—	—	—	1,054

Increase (decrease) in intercompany payable (receivable)	33,933	(30,522)	(3,411)	—	—

Increase in deferred taxes, net	3,592	—	—	—	3,592

Net cash provided by operating activities	37,165	1,267	35	—	38,467

Cash flows from investing activities:

Business acquisitions, net of cash acquired	(16,079)	—	—	—	(16,079)

Real estate acquired in connection with business acquisitions	(4,241)	—	—	—	(4,241)

Property and equipment additions, net	(19,806)	(1,997)	—	—	(21,803)

Investments in marketable securities	(58,258)	—	—	—	(58,258)

Proceeds from sales or maturities of marketable securities	86,410	—	—	—	86,410

Other	104	191	—	—	295

Net cash used in investing activities	(11,870)	(1,806)	—	—	(13,676)

Cash flows from financing activities:

Repayment of long-term obligations	(18,922)	—	—	—	(18,922)

Proceeds from issuance of common stock under stock option plans	535	—	—	—	535

Purchase of treasury shares	(4,761)	—	—	—	(4,761)

Net cash used in financing activities	(23,148)	—	—	—	(23,148)

Increase (decrease) in cash and equivalents	2,147	(539)	35	—	1,643

Cash and equivalents at beginning of year	7,194	1,690	93	—	8,977

Cash and equivalents at end of year	$9,341	$1,151	$128	$—	$10,620

16. Subsequent Events

Acquisitions

         From January 1, 2002 through November 1, 2002, the Company acquired 19 animal hospitals and one laboratory for an aggregate consideration (including acquisition costs) of $19.1 million, consisting of $17.5 million in cash, and the assumption of liabilities totaling $1.6 million.

Refinancing of Senior Credit Facility

         On August 29, 2002, the Company refinanced its senior credit facility by borrowing $143.1 million in Senior Term C notes and used these proceeds to pay the entire amount due under the Senior Term A and B notes. As a result of repaying these notes, the Company recognized an extraordinary loss on early extinguishment of debt in the third quarter of 2002 of $2.0 million, net of income tax.

Repayment of 13.5% Senior Subordinated and 15.5% Senior Notes

         On October 24, 2002, the Company borrowed $25.0 million in additional Senior Term C notes under the Credit and Guaranty Agreement. The proceeds from this borrowing and $25.2 million of cash on-hand were used to voluntarily repay the remaining principal balance of $15.0 million for the Company’s 13.5% senior subordinated notes and repay $30.0 million of its 15.5% senior notes. As a result of repaying these notes, the Company will recognize an extraordinary loss of approximately $5.5 million, net of income tax, during the fourth quarter of 2002.

Swap Agreement

         On November 7, 2002 the Company entered into a no-fee swap agreement with Wells Fargo Bank effective November 29, 2002 and expiring November 29, 2004. The agreement swaps monthly variable LIBOR rates for a fixed rate of 2.22% on a notional amount of $40.0 million. The agreement qualifies for hedge accounting.

VCA ANTECH, INC. AND SUBSIDIARIES

SCHEDULE II — VALULATION AND QUALIFYING ACCOUNTS

For the Year Ended December 31, 2001, 2000 and 1999
(in thousands)

	Balance at Beginning	Charged to Costs and			Balance at End of
	of Period	Expenses	Write-offs	Other (1)	Period

Year ended December 31, 2001 Allowance for uncollectible accounts (2)	$4,173	$3,973	$(3,016)	$174	$5,304

Year ended December 31, 2000 Allowance for uncollectible accounts (2)	$7,432	$3,105	$(6,771)	$407	$4,173

Year ended December 31, 1999 Allowance for uncollectible accounts (2)	$6,532	$2,515	$(2,252)	$637	$7,432

(1)	“Other” changes in the allowance for uncollectible accounts include allowances acquired with animal hospitals and laboratory acquisitions.

(2)	Balance includes allowance for trade accounts receivable and notes receivable.